UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

LITHIA MOTORS, INC.

(Exact Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:

[ ]   Fee paid previously with preliminary materials.

[ ]   Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

LITHIA MOTORS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On April 25, 2014

To the Shareholders of Lithia Motors, Inc.:

I am pleased to invite you to our 2014 Annual Meeting of Shareholders of Lithia Motors, Inc., which will be held at 150 N. Bartlett St., Medford, Oregon 97501, on Friday, April 25, 2014, at 8:30 a.m., Pacific Daylight Time for the following purposes:

1.	To elect seven directors to serve for the ensuing year;
2.	To cast an advisory vote on the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K; and
3.	To ratify the selection of KPMG LLP as our Independent Registered Public Accounting Firm for the year ending December 31, 2014.

We will also consider and act on such other matters as may properly come before the meeting.

Only holders of record of our common stock at the close of business on February 28, 2014 are entitled to notice of and to vote at the meeting and any adjournment thereof. Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.

On or about March 14, 2014, we expect to mail to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our 2014 Annual Meeting of Shareholders and our 2013 Annual Report on Form 10-K. This Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. Our proxy statement and 2013 Annual Report on Form 10-K can be accessed directly at the following Internet address: http://www.proxyvote.com. All you have to do is enter the control number located on your proxy card.

I am excited to continue to lead our organization to new levels of performance and growth. The past few years have taught us to stay nimble, remain humbly confident, think for ourselves, listen and respond to each individual customer’s needs and focus our attention where we can personally make a difference. Our Mission Statement describes who we are as a company:

Driven by our employees and preferred by our customers, Lithia is the leading automotive retailer in each of our markets.

We work to fulfill our mission by:

●

Serving our Customers – We strive to surpass our customers’ expectations by anticipating their preferences, responding to a variety of needs, and performing the basics impeccably and with personalized service.

●	Growing Our People – We continue to foster a culture that motivates and inspires our employees.
●	Driving Profitable Growth – We challenge each other through performance expectations focused on customer satisfaction, new and used vehicle market share gain, and service and parts growth.

Thank you for being a shareholder!

If you have any questions regarding this information or the proxy materials, please visit our website at www.lithia.com or contact our investor relations department at 541-776-6591.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of Lithia Motors and look forward to either seeing you at the meeting or receiving your proxy.

Very truly yours,

BRYAN B. DeBOER President and Chief Executive Officer

March 14, 2014

LITHIA MOTORS, INC.

PROXY STATEMENT

This proxy statement and the accompanying 2013 Annual Report on Form 10-K, the Notice of Annual Meeting and the proxy card are being furnished to the shareholders of Lithia Motors, Inc., an Oregon corporation, in connection with the solicitation of proxies by our Board of Directors for use at our 2014 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held at 150 N. Bartlett St., Medford, Oregon 97501, on Friday, April 25, 2014, at 8:30 a.m. Pacific Daylight Time and any adjournment thereof. On or about March 14, 2014, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our 2013 Annual Report on Form 10-K. All references in this proxy statement to “Lithia,” “Lithia Motors,” the “Company,” “we,” “us,” or “our” refer to Lithia Motors, Inc. and its subsidiaries, except where the context otherwise requires or as otherwise indicated.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

The Annual Meeting will be held for the following purposes:

1.	To elect seven directors to serve for the ensuing year;
2.	To cast an advisory vote on the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K; and
3.	To ratify the appointment of KPMG LLP as our Independent Registered Public Accounting Firm for the year ending December 31, 2014.

Will any other matters be voted on?

We are not aware of any other matters on which you will be asked to vote at the Annual Meeting. If other matters are properly brought before the Annual Meeting, the proxy holders will use their discretion to vote on these matters. Furthermore, if a nominee cannot or will not serve as director, the proxy holders will vote for a substitute nominee selected by the Board of Directors.

Who is entitled to vote at the Annual Meeting?

Only holders of record of our common stock at the close of business on February 28, 2014, the record date, will be entitled to notice of and to vote at the meeting and any adjournment thereof. As of the record date, there were 23,418,191 shares of Class A common stock and 2,562,231shares of Class B common stock outstanding and entitled to vote. Each share of Class A common stock outstanding is entitled to one vote and each share of Class B common stock outstanding is entitled to ten votes. Our executive officers and directors hold approximately 3.1% of the Class A common stock and 100% of the Class B common stock outstanding. All shares will vote together as a single voting group on all matters submitted to a vote of the shareholders. Our executive officers and directors hold shares representing approximately 53.7% of the votes available to be cast at the Annual Meeting.

How do I vote?

There are four ways to vote:

●	by Internet at http://www.proxyvote.com; just enter the control number found on your proxy card (we encourage you to vote this way as it is the most cost-effective method);
●	by toll-free telephone at 1-800-690-6903;
●	by completing and mailing your proxy card; or
●	by written ballot at the Annual Meeting.

May I change my vote?

Yes. You may change your vote or revoke your proxy any time before the Annual Meeting by:

●	entering a new vote by Internet or phone;
●	returning a later-dated proxy card;
●	notifying Chris Holzshu, the Secretary of Lithia Motors, in writing, at 150 N. Bartlett Street, Medford, Oregon 97501; or
●	completing a written ballot at the Annual Meeting.

What vote is required to approve each proposal?

Assuming a quorum is present at the Annual Meeting, the required vote for approval varies depending on the proposal.

●

Proposal 1: Shareholders will elect the seven director nominees receiving the greatest number of votes. Directors are elected by a plurality of the votes cast and only votes cast in favor of a nominee will be counted. However, if a director nominee receives more “withheld” votes than votes “for,” that may result in the director resigning from the Board of Directors (See Proposal No. 1 for a further description of our Director Resignation Policy).

●

Proposal 2: The votes that shareholders cast “for” must exceed the votes shareholders cast “against” to approve the compensation of our named executive officers. This vote is advisory and is not binding on us. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, and the Board of Directors value your opinion and will consider the outcome of the vote in making decisions regarding executive compensation.

●

Proposal 3: The votes that shareholders cast “for” must exceed the votes that shareholders cast “against” to approve the ratification of the appointment of KPMG LLP as our Independent Registered Public Accounting Firm for the year ending December 31, 2014.

How is a quorum determined?

For a quorum to exist at the Annual Meeting, there must be represented, in person or by proxy, shares representing a majority of the votes entitled to be cast at the meeting. Proxies that expressly abstain from voting on a particular proposal and broker non-votes will be counted for purposes of determining whether a quorum exists at the Annual Meeting.

How do we count votes?

The proxy holders will vote your shares as you instruct. We will not count abstentions or broker non-votes either “for” or “against” a “non-routine” matter submitted to a vote of shareholders. A broker non-vote occurs when a broker or other holder of record, such as a bank, submits a proxy representing shares that another person beneficially owns, and that person has not given voting instructions to the broker or other nominee. A broker may only vote shares on a non-routine matter if the beneﬁcial owner gives the broker voting instructions. Only the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014 is considered a routine matter on which a broker or nominee that holds your shares in its name may vote without instruction from you. We will count broker non-votes as present for establishing a quorum.

How are proxies solicited for the Annual Meeting?

The Board of Directors is soliciting proxies for the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares.

How is my proxy voted?

The Board of Directors has designated M. L. Dick Heimann and John North as the proxy holders for the Annual Meeting. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld) as specified by the shareholder. Proxies submitted without specification will be voted:

●	FOR the director nominees listed in this proxy statement;
●

FOR the approval of our compensation of the named executive officers disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables contained in this proxy statement; and

●	FOR the ratification of the appointment of KPMG as our independent registered public accounting firm.

Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

In accordance with the Securities and Exchange Commission (“SEC”) rules, we are furnishing our proxy materials, including this proxy statement and our Annual Report on Form 10-K, to our shareholders primarily via the Internet. On or about March 14, 2014, we mailed to our shareholders a Notice that contains instructions on how to access our proxy materials on the Internet, how to vote at the meeting, and how to request printed copies of the proxy materials and Annual Report on Form 10-K. Shareholders may request to receive all future proxy materials in printed form by mail or electronically by email by following the instructions contained in the Notice.

I have previously indicated I want to receive my proxy materials electronically. Will I still receive my materials via email as I have in the past?

Yes. If you have already signed up to receive the materials by email or other electronic transmission, you will continue to receive them in that manner.

Background Information Concerning our Director Nominees and Executive Officers

Our Director Nominees individually and as a group have a wealth of skills and experience.

Sidney B. DeBoer took Lithia Motors public in 1996. Mr. DeBoer served as Chairman, Chief Executive Officer and Secretary from 1968 until May 2012. Since May 2012, Mr. DeBoer has served as Executive Chairman. He is also a member of various automobile industry organizations, including the President’s Club of the National Automobile Dealers Association, the Oregon director of the National Auto Dealers Association, and the Chrysler National Dealer Council. Mr. DeBoer has earned several awards including the Time Magazine Quality Dealer Award, the Sports Illustrated All-Star Dealer Award and multiple Medford and Ashland Chamber of Commerce Awards. Mr. DeBoer is active with several community and charitable organizations, including the Southern Oregon University Foundation Board, Oregon Community Foundation and the Oregon Shakespeare Festival. Since we were organized as a corporation in 1968, Mr. DeBoer has provided the leadership for our growth, both privately until 1996 and publicly since that time. Mr. DeBoer attended Stanford University and the University of Oregon. Mr. DeBoer brings to the Board demonstrated leadership skills and industry experience. His unique familiarity with our business and his participation in various industry associations allows him to provide the Board of Directors with insight into our business and the automotive industry.

Thomas R. Becker has been on the Board of Directors since 1997. Mr. Becker is President of North American Senior Living, LLC, a senior housing development, operations, and consulting company. In 2011, Mr. Becker retired as Chief Executive Officer of Pacific Retirement Services, Inc., a company that runs both rental- and continuing-care retirement communities. During his tenure as Chief Executive Officer from 1990 until 2010, Pacific Retirement Services, Inc. was the parent corporation for over 30 retirement, senior housing and healthcare facilities in Washington, Oregon, California, Wisconsin and Texas and provided management, operations and development services to retirement communities. Mr. Becker began his career with Rogue Valley Manor in January 1978. Mr. Becker holds a B.S. degree from the University of Oregon and has previously served on other public company boards. As the former Chief Executive Officer of a large organization, Mr. Becker provides experience dealing with multi-state operations, issues associated with managing a large work force, and capital financing challenges. His experience provides us with helpful and relevant guidance in managing a large organization with significant financing needs.

Bryan B. DeBoer has served as our Chief Executive Officer and President since May 2012. He served as our President and Chief Operating Officer from January 2006 until May 2012, and as a director since May 2008. Mr. DeBoer joined us in 1989. From 1989 until 1996, he worked in our stores in various capacities including Finance Manager, Used Vehicle Manager, General Sales Manager, and General Manager. In 1997, Mr. DeBoer was promoted to Vice President, Mergers and Acquisitions. In March 2000, Mr. DeBoer was promoted to Senior Vice President, Mergers and Acquisitions/Operations and in August 2003, was promoted to Executive Vice President, Mergers and Acquisitions/Operations. Mr. DeBoer has a B.S. degree from Southern Oregon University in Business Administration, graduating Summa Cum Laude. Mr. DeBoer also graduated from the National Automobile Dealers Association Dealer Academy in 1990, where he was trained in all operational aspects of auto retailing. Mr. DeBoer’s experience and training in the various aspects of the auto retailing business brings to the Board of Directors industry knowledge and a familiarity with our operations.

Susan O. Cain joined the Board of Directors in June 2009. Since 2004, Ms. Cain has been a Senior Instructor in Accounting at Southern Oregon University, located in Ashland, Oregon. Ms. Cain holds a B.A. degree in General Science from Oregon State University and a Master of Science in Taxation from Washington School of Law, Washington Institute of Graduate Studies. Ms. Cain joined KPMG LLP in 1978, retiring as a partner in the San Francisco office in December 1999. While with KPMG, she specialized in banking institutions and trust tax services. Ms. Cain is involved with various non-profit and charitable organizations including the Ashland Independent Film Festival and the Oregon Shakespeare Festival. Ms. Cain maintains her CPA license in California. Ms. Cain brings to the Board of Directors a high level of accounting expertise having practiced public accounting for over 20 years. She serves as our Audit Committee Chair and is our Audit Committee Financial Expert.

William J. Young rejoined the Board of Directors in 2010 after serving as a director from 1997 to 2008. He was an Executive Director at J.D. Power and Associates, a global marketing information firm specializing in consumer research for the automotive industry, from 2003 to 2008, and has previously served on other public company boards. From 1994 through July 2000, Mr. Young was the Chairman of the Board, President and Chief Executive Officer of Advanced Machine Vision Corporation, operating in the machine vision industry. Prior to 1994, Mr. Young served with Volkswagen of America in various capacities for approximately 18 years, including as its President and Chief Executive Officer. Mr. Young also has experience as an independent automotive marketing consultant. Mr. Young brings to the Board of Directors the experience of a chief executive officer and previous service on the board and committees of another public company, continuing knowledge of the automotive industry, and a wealth of contacts believed helpful to us.

M.L. Dick Heimann has served as our Vice Chairman since February 2007. From 1970 through our 2008 annual meeting and again from the 2012 annual meeting until the present, he served as a member of the Board of Directors. Mr. Heimann brings a wide array of operational knowledge to the Board. He served as our President of Corporate Affairs from January 2006 to February 2007 and our President and Chief Operating Officer from 1997 to January 2006. Mr. Heimann joined Lithia in 1970 as General Sales Manager, and later was promoted to General Manager and Partner of our first Dodge stores in Medford and Ashland, Oregon. He held various positions with us prior to becoming Vice President of Operations in 1979. Prior to joining us, he served as a service representative and district manager of Chrysler Corporation from 1967 to 1970. He has been a member of various state and national automobile industry organizations and community charities. Mr. Heimann is a graduate of the University of Colorado with a B.A. in Biology and Languages. Mr. Heimann brings industry knowledge to the Board of Directors as well as extensive experience with Lithia.

Kenneth E. Roberts joined the Board in 2012 and most recently was “of counsel” with Lane Powell, PC, a Pacific Northwest law firm. He was a shareholder at Lane Powell through December 31, 2011 but thereafter had no ownership or voting interest in the firm. Prior to joining Lane Powell, Mr. Roberts was a partner with the law firm of Roberts Kaplan LLP (formerly Foster Pepper LLP) from 1987 until the firm joined with Lane Powell in January 2011. Mr. Roberts’ private law practice focused on corporate finance, mergers and acquisitions, corporate governance, executive compensation and securities, including representation of public companies, including Lithia, and community banks. Mr. Roberts has ceased actively practicing law. Mr. Roberts is a graduate of Harvard Law School and Oregon State University with a B.S. in Business and Technology. Mr. Roberts enhances the Board of Directors’ oversight role with his background in handling legal and corporate governance issues for public companies. Through his representation of rapidly expanding companies and work with clients on mergers and acquisitions, he provides insight into growth and acquisition strategies. In addition, his association with Lithia, dating back to our initial public offering in 1996, provides the Board of Directors with significant knowledge regarding our operations and legal issues.

Biographical information about our executive officers who do not serve as directors is below.

Christopher Holzshu has served as Senior Vice President and Chief Financial Officer since November 2010, and as our Secretary since April 2012. Mr. Holzshu is responsible for all aspects of accounting, finance and financial planning and analysis; is directly involved in operations; oversees our performance monitoring functions, including setting operational targets for store performance and improvements; tracks and manages Company-wide budgets; and oversees capital deployment decision making. Prior to his promotion to Lithia’s Chief Financial Officer, Mr. Holzshu served as Vice President, Financial Planning and Analysis since 2008, where he was actively involved in business development, budgeting, forecasting, procurement, payroll and benefits. He joined Lithia in 2003 as Director of Accounting to oversee corporate accounting, and, beginning in 2004, served as Assistant Vice President of Audit and Compliance, responsible for internal audit and compliance. Before joining Lithia, Mr. Holzshu worked at KPMG LLP, where he specialized in the automotive manufacturing and retail automotive sectors. Mr. Holzshu is a licensed CPA in Oregon.

Brad Gray has served as Executive Vice President involved in acquisitions and dispositions, claims resolutions and human resources since 1996 and was also a Board member from 1997 until May 2005. From 1981 to 1995, he served in various capacities, including as General Manager of our Lithia Dodge (1989-1991) and Grants Pass (1991-1995) stores. Since 1975, Mr. Gray has held various positions in the automobile sales industry, including sales representative, Sales Manager and General Manager.

Scott Hillier joined Lithia in January 1986. Mr. Hillier has served as Senior Vice President of Operations since August 2008. In this role, he supervises Lithia’s Regional Vice Presidents and is responsible for vehicle sales and finance, service and parts operations, marketing, personnel and human resources. Prior to his current role, Mr. Hillier was Vice President of Human Development from 2003 to 2008, and, prior to that, Vice President of Sales and Finance. Prior to joining the executive management team, Mr. Hillier worked in our stores, performing such roles as Finance Manager, General Sales Manager, General Manager and multi-store General Manager. He brings successful operational experience and training and mentoring techniques. Mr. Hillier graduated from Southern Oregon University with a B.S. in Inter-disciplinary Studies.

PROPOSAL NO. 1

Election of Directors

Our bylaws provide for not less than two and not more than seven directors. The Board of Directors has the discretion to set the size of the board from time to time. The Board of Directors has set the number of directors at seven. Our Board of Directors has nominated each of the following persons for election as a director:

Nominee Name	Age	Has Been a Director Since/(During)
Sidney B. DeBoer	70	1968
Thomas R. Becker	62	1997
Bryan B. DeBoer	47	2008
Susan O. Cain	60	2009
William J. Young	71	2010 / (1997-2008)
M. L. Dick Heimann	70	2012 / (1970-2008)
Kenneth E. Roberts	69	2012

Each of the nominees is presently serving on our Board of Directors. If elected, each nominee will hold office until the next annual meeting or until his or her successor is elected and qualified. We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected. However, if any nominee should become unable or unwilling to serve, proxies may be voted for another person nominated by the Board of Directors, or the Board of Directors may reduce the number of directors. Sidney B. DeBoer is the father of Bryan B. DeBoer, who is a director and our chief executive officer, and Mark DeBoer, who is an executive officer of Lithia. There are no other family relationships among our executive officers and directors.

Director Resignation Policy/Election by Majority Vote

Because the Board of Directors is elected by a plurality of votes under Oregon corporate law, it is possible directors can be elected with less than a majority vote in favor of their election. The Board of Directors has adopted a Director Resignation Policy to address the possibility that, in an uncontested election of directors, a director could be elected with more “withheld” votes than votes cast “for” the director. A director receiving more “withheld” votes than “for” votes must tender his or her resignation from the Board of Directors within five business days after certification of the election results. Within ninety days after receipt of such resignation, the Corporate Governance Committee may accept or reject the resignation and will disclose its decision on a Form 8-K filed with the SEC. If the resignation is rejected, such director may not be nominated for re-election at the next meeting of shareholders. The full policy is included in our Corporate Governance Guidelines which can be accessed on our website at www.lithia.com.

Biographical Information on our Nominees

The Board of Directors believes that the combination of the qualifications, skills and experiences of the nominees will contribute to an effective and well-functioning Board. The Board of Directors and the Corporate Governance Committee believe that individually, and as a group, the nominees possess the necessary qualifications to provide for future oversight of our business consistent with their fiduciary duty to shareholders. Included in each director nominee’s biography above (see page 3) is a description of the experience, skills and attributes of each nominee.

The Board of Directors recommends a vote FOR each of the nominees named above.

Director Independence

Under the New York Stock Exchange (“NYSE”) listing standards, a director is not independent if he or she has a direct or indirect material relationship with Lithia or its management. In accordance with its charter, the Corporate Governance Committee annually reviews the independence of all non-employee director nominees and reports its findings to the full Board of Directors, which makes a determination about the independence of each nominee. All transactions and relationships between each director nominee or any member of his or her immediate family and Lithia, its consolidated subsidiaries and affiliates, and management are reviewed. These transactions and relationships are reviewed in the context of the specific independence standards enumerated in the NYSE listing standards, as well as other business and personal relationships that could compromise the independent judgment of each director. Other than the NYSE listing standards, we do not ascribe to categorical standards for determining independence; rather, we review and evaluate the specific facts and circumstances of each transaction and relationship to determine whether it could compromise the independent judgment of a director.

As a result of this review, the Board of Directors affirmatively determined that each of Ms. Cain and Messrs. Becker, Young and Roberts are “independent.” In making these determinations, the Board of Directors reviewed Mr. Becker’s previous relationship with our Executive Chairman arising from Mr. Becker serving as one of the board members charged with administering the Sidney and Karen DeBoer Foundation. The Foundation, which is administered by the Oregon Community Foundation, is a benevolent trust created by Mr. Sidney B. DeBoer. Mr. Becker is no longer involved with the Foundation due to the Foundation deciding to shrink its board membership from seven to three in 2013. Because of this, and because he previously he served without compensation, because he did not by himself have the ability to block or approve any action of the Foundation, and because neither Mr. Becker nor any affiliate of his are potential beneficiaries of the Foundation, the Board of Directors concluded that Mr. Becker’s prior position with the Foundation does not impair or influence his ability to exercise his independent judgment as a director of Lithia.

The Board of Directors also considered Mr. Roberts’ previous relationship with the law firm of Lane Powell PC in Portland, Oregon. Lane Powell has provided, and continues to provide, certain legal services to Lithia. In addition to reviewing the categorical NYSE standards of independence, the board considered amounts Lithia paid to Lane Powell in light of all facts and circumstances involving the relationship, both from our standpoint and from the standpoint of Lane Powell and Mr. Roberts. Mr. Roberts withdrew as a shareholder of Lane Powell on December 31, 2011, and ceased to have an ownership or voting interest in the firm. He was “of counsel” at Lane Powell until he resigned from that position on December 31, 2013. He received less than $10,000 in compensation from Lane Powell in 2012, and received no compensation in 2013. Mr. Roberts is no longer affiliated with Lane Powell. In addition, the Board of Directors considered his previous role as “of counsel” at Lane Powell and the fact that Mr. Roberts has had no ownership or voting interest in Lane Powell since 2011, has not worked on Lithia matters and has ceased actively practicing law. The Board of Directors concluded that Mr. Roberts’ prior relationship with Lane Powell does not impair his independence or influence his ability to exercise his independent judgment as a director of Lithia.

Lead Independent Director and Leadership Structure

Lithia’s governance documents provide the Board with flexibility to select the leadership structure that is best for the Company. If the Chairman of the Board of Directors is not an independent director, the Board of Directors annually selects an independent director to serve as the “Lead Independent Director” responsible for coordinating the activities of the independent directors. If the Chairman of the Board of Directors is an independent director, the Board of Directors may nonetheless select a Lead Independent Director from one of the other independent directors.

Bryan B. DeBoer is our Chief Executive Officer, and Sidney B. DeBoer is the Chairman of the Board and Executive Chairman. We believe that the separation of the CEO and Chairman positions is beneficial because it allows our CEO to focus his energy and time on operating the Company while simultaneously allowing our Chairman to exercise his leadership strengths. Because Sidney B. DeBoer is not an independent director, the Board of Directors appointed Thomas Becker as Lead Independent Director, and he has served in that capacity since 2008.

Sidney B. DeBoer, as Manager of Lithia Holding Company, L.L.C., has the authority to vote all of the Class B common stock, which represents approximately 52.2% of the outstanding voting shares. Accordingly, Sidney B. DeBoer controls sufficient votes to elect the entire Board of Directors. To ensure independent oversight of management and the transparency expected from a public company, however, we maintain a board comprised of a majority of independent directors and each of our Audit, Compensation and Corporate Governance Committees are composed solely of independent directors. At least once each quarter, the independent directors meet privately in executive session. Annually, an independent third party conducts a 360 degree review of our Chief Executive Officer with the other board members and the officers reporting directly to the Chief Executive Officer. The results of that review are shared with the independent directors. Each committee chair approves the agenda for his or her committee meeting and all directors are permitted to propose items for consideration by any committee or the full board. Each committee is given the right in their respective charters to retain outside advisors (including legal counsel) in its discretion. The Corporate Governance Committee has recommended, and the full board has approved, Corporate Governance Guidelines and a Code of Business Conduct and Ethics, each of which is available on our website at www.lithia.com.

We believe our policies and protocols, selection of a Lead Independent Director, Board members’ general knowledge and experience with operations, and the review by independent board members and committees, provide adequate, independent oversight of management and creates a distinct separation between the Board of Directors and management. Shareholders may contact the Lead Independent Director or the independent directors as a group using the procedures described in “Shareholder and Other Interested Parties Communications” below.

The Board’s Risk Oversight Role

The Board of Directors monitors the risks facing our business by evaluating our risk management processes and by evaluating how our executive team manages the various risks that face our business. The Board of Directors has delegated responsibility for certain areas of its risk oversight to board committees.

The Compensation Committee, together with the Board of Directors, reviews and manages our compensation policies and programs to ensure they do not encourage unacceptable risk-taking by our executives and employees. The Compensation Committee reviews a summary and assessment of such risks at least annually and in connection with the discussion or review of individual elements of compensation during the year. The Audit Committee reviews our material financial risk exposures and the process by which management assesses and manages financial risks. The Audit Committee receives periodic reports from management on risks facing Lithia. The Audit Committee also meets with management to discuss the steps management has taken to assess, monitor and mitigate risks. While the Board of Directors oversees risk management, our management is charged with managing risk through effective internal controls and processes, which facilitates the identification and management of risks, and management regularly discusses risk management with the Board of Directors.

Meetings of the Board of Directors and Committees

The Board of Directors held 16 meetings in 2013. Each director attended at least 90% of all meetings of the board and of the board committees on which he or she served. Throughout 2013, the standing committees of our Board of Directors were the Audit Committee, the Compensation Committee and the Corporate Governance Committee.

There is no requirement that directors attend our annual meeting of shareholders, but directors are encouraged to do so. All of our current directors attended our 2013 Annual Meeting of Shareholders.

Committees of the Board of Directors

Our Board has three standing committees. Each committee member is an independent director under NYSE listing standards, including, with respect to members of our audit committee and compensation committee, under the enhanced standards that apply to members of those committees.

The Compensation Committee consisted of the following directors during 2013:

●	Mr. Becker (Chairman);
●	Ms. Cain;
●	Mr. Roberts; and
●	Mr. Young.

The Compensation Committee is responsible for our executive compensation philosophy. It annually reviews the performance of, and recommends to the Board the base salary and variable and long-term compensation for, our Chief Executive Officer and Executive Chairman. It also approves the compensation for other executive officers and reviews and recommends the compensation for non-employee board members. The Compensation Committee has delegated authority to our CEO and CFO to specify the recipients of a limited number of restricted stock units within specified parameters including, for example, newly hired employees. The Compensation Committee administers our employee benefits plans, including our Amended and Restated 2013 Stock Incentive Plan, our 2009 Employee Stock Purchase Plan, our Discretionary Support Services Variable Compensation Plan and our Non-Qualified Deferred Compensation and Long-Term Incentive Plan. The Compensation Committee held nine meetings during 2013. See “Compensation Discussion and Analysis” below for a discussion of our compensation philosophy and how the Compensation Committee determines the compensation of our executive officers.

The Audit Committee consisted of the following directors during 2013:

●	Ms. Cain (Chairman);
●	Mr. Becker;
●	Mr. Roberts; and
●	Mr. Young.

The Audit Committee is responsible for selecting and hiring our independent registered public accounting firm and for overseeing our accounting functions, our system of internal control established by management and the processes to assure compliance with applicable laws, regulations and internal policies. Our Director of Internal Audit also reports directly to the chair of the Audit Committee. The Audit Committee held four meetings during 2013.

Each of the committee members is financially literate, as required under NYSE listing standards and the Audit Committee Charter, and the Board of Directors has reviewed the qualifications and experience of the nominees standing for election and has determined that Ms. Cain satisfies the requirements of an “audit committee financial expert” as such term is defined by the SEC.

The Corporate Governance Committee consisted of the following directors during 2013:

●	Mr. Roberts (Chairman);
●	Mr. Becker;
●	Ms. Cain; and
●	Mr. Young.

The primary objectives of the Corporate Governance Committee are to assist the Board of Directors in:

●	identifying qualified individuals to become board members and recommending to the Board of Directors nominees for each annual meeting of the shareholders;
●	determining the composition of the Board of Directors and its committees;
●	developing and implementing a set of effective corporate governance policies and procedures;
●	developing and enforcing a Code of Business Conduct and Ethics;
●	monitoring a process to assess the effectiveness of the Board of Directors, its members and its committees; and
●	ensuring compliance with NYSE listing standards.

The Corporate Governance Committee held four meetings in 2013.

Each of our board committees has a charter. A written copy of the committee charters, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, and our Shareholder Communications Policy may be obtained by contacting our Investor Relations Department, Lithia Motors, Inc., 150 N. Bartlett Street, Medford, Oregon 97501. These documents are also available on our website at www.lithia.com under Investor Relations.

Director Qualifications and Nominations

The Corporate Governance Committee is responsible for identifying and evaluating potential director nominees to fill any vacancies on the Board of Directors. The committee selects director nominees with backgrounds and qualifications that complement each other and that collectively allow the Board of Directors to fulfill its responsibilities.

The Corporate Governance Committee annually reviews the composition of the Board and evaluates the qualifications and contributions of the current directors in the context of the desired composition of the Board, our operating requirements and the long-term interests of our shareholders. The committee also routinely reviews and interviews candidates for the Board of Directors whose background and experience suggest they may be qualified to join the Board and add valuable experience. The qualifications required of individuals for consideration as a board nominee vary according to the particular areas of expertise sought as a complement to our existing Board composition at the time of any vacancy. Potential candidates may be suggested from various sources, including management, other board members, shareholders, legal counsel, business leaders and other industry executives and directors. To date, the Board has not used an outside director search firm to identify potential director nominees.

The Corporate Governance Committee evaluates the qualifications of potential director nominee candidates, including candidates proposed by shareholders, based on certain criteria which include the individual’s skills, experience and other factors in the context of the current composition of the Board of Directors in order to maintain the Board’s overall diversity, including such factors as business experience, other directorships, business and personal relationships with management, expertise in finance, knowledge of financial reporting and the business of the Company. In this context, diversity encompasses differences of viewpoint, personal and professional experience, education, skill, and other individual qualities and backgrounds, such as gender, race and ethnicity differences. At a minimum, qualified director nominees should have the ability to dedicate sufficient time to Board activities and duties and, for independent directors, the absence of any conflicts of interest or material affiliations with us or our executive officers. The Corporate Governance Committee reviews its effectiveness in balancing these criteria when assessing the composition of the Board.

We require all of our directors to annually sign an acknowledgement of their confidentiality obligations and obligations under our insider trading policy and other policies to reinforce their commitment to protect our confidential information and our business reputation and to comply with applicable securities laws.

We seek to attract and retain qualified candidates for board membership, regardless of the origin of recommendation. The Corporate Governance Committee will consider potential nominees recommended by any record or beneficial shareholder. (See “Shareholder and Other Interested Parties Communications – Shareholder Director Recommendations” below).

Compensation of Directors

Non-Employee Director Compensation. The Directors serve from election at each annual meeting until the following annual meeting (approximately May 1 to April 30 of the following year). The Compensation Committee annually reviews and sets director compensation and any change is effective for the ensuing service year. Accordingly, the actual compensation paid to a director in a calendar year is generally earned under two separate compensation plans.

The Compensation Committee engaged Rodeghero Consulting Group (“RCG”) in 2013 as an independent consultant reporting to the Compensation Committee to review the market competitiveness of the compensation paid to the non-employee directors. For this report, RCG updated the peer group of companies to include a broader selection of retail companies based on industry classification code. The industry classification peer group is composed of: Asbury Automotive Group, Inc., American Eagle Outfitters, Ascena Retail Group, Inc., Cabelas Inc., Chico’s FAS, Genesco Inc., Group 1 Automotive, Inc., The Pep Boys – Manny, Moe & Jack, RadioShack Corporation, Rent-A-Center, Inc., Sonic Automotive, Inc., Sally Beauty Holdings, Inc., Signet Jewelers, Systemax Inc., Tiffany & Co., Tractor Supply Company, Urban Outfitters, Inc. and Williams-Sonoma. Executive officers of the Company do not (except in their capacity as directors) recommend or determine director compensation.

Director compensation in 2013 did not change from 2012. A significant portion of our director compensation is in the form of equity awards. The Compensation Committee believes that paying a portion of the annual compensation in equity provides each director with a vested interest in our long-term financial success. The compensation structure for our non-employee directors for the 2013-2014 service year is:

●	$4,000 monthly retainer;
●

A Restricted Stock Unit (RSU) award for a number of shares of Class A common stock with a value of $80,000 based on the average closing share price for the 20 trading days prior to the grant date of the award; and

●

Additional RSU awards for the Audit Committee Chair (underlying share value of $6,000), Corporate Governance Committee Chair (underlying share value of $3,000), Compensation Committee Chair (underlying share value of $3,000) and Lead Independent Director (underlying share value of $3,000).

The RSU awards are made after the annual shareholder meeting. Twenty five percent of the RSU awards vest on the first business day of the month after each regularly scheduled quarterly meeting of the Board of Directors if the director continues to serve on that day. All equity grants to directors are subject to our stock ownership policy. See “Non-Employee Director Stock Ownership Policy; Hedging and Pledging Restrictions” below.

The Board believes the compensation of non-employee directors is equitable, using the RCG report as a guideline. In addition, the Board believes that the award of most of a director’s compensation in the form of an equity award subject to our stock ownership policy ties the director’s compensation to shareholder interests over the long term.

Director Compensation Table. The following table summarizes compensation paid to non-employee members of our Board of Directors during calendar 2013, which represents the 2013 portion of both the 2012-2013 Board term and the 2013-2014 Board term:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Thomas Becker	$48,000	$91,398	$5,947	$145,345
Susan O. Cain	48,000	91,398	3,197	142,595
Kenneth E. Roberts	48,000	88,203	6,453	142,656
William Young	48,000	85,008	-	133,008

(1)

The amounts set forth in this column reflect the fair value of all awards granted in 2013, including awards that did not vest in 2013. See Note 10 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 for the valuation techniques and assumptions and other information related to our stock awards.

(2)	Amounts paid by us on behalf of the board member for long-term disability insurance.

The fees reflected in the column “Fees Earned or Paid in Cash” in the above table are the actual fees earned in calendar year 2013. The amounts in the “Stock Awards” column reflect the fair value of awards granted during 2013, even though not earned until the completion of the year of service. All stock awards were made pursuant to a previously approved compensation package for board members.

Equity incentive awards outstanding at December 31, 2013 for each non-employee Director were as follows:

Name	Unvested Stock Awards (#)	Option Awards (#)
Thomas Becker	472	-
Susan O. Cain	472	3,833
Kenneth E. Roberts	457	-
William Young	439	2,000

Deferred Compensation Agreement. We offer our non-employee directors the opportunity to defer receipt of their compensation through participation under a Deferred Compensation Agreement entered into in 2009. Under this agreement, participants, including the non-employee directors who elect to defer compensation, may defer receipt of all or a portion of their cash compensation and any stock award. No director elected to defer cash compensation in 2013. Only Mr. Young elected to defer stock compensation in 2013.

Non-Employee Director Stock Ownership Policy; Hedging and Pledging Restrictions

Non-employee directors are expected to acquire and hold sufficient shares of our common stock to meaningfully share the risks and rewards of ownership with our shareholders generally. Non-employee directors are required to retain the lesser of 900 shares of common stock for each year of service or 5,000 shares (provided, however, shares may be sold to pay taxes with respect to the receipt of such shares) and may not sell the retained shares until six months after the non-employee director ceases to serve on the Board.

In March 2013, the Corporate Governance Committee adopted changes to our insider trading policy and to our stock ownership policies for executive officers and directors to specify that they may not (1) engage in hedging transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds, or (2) hold Company securities in a margin account or otherwise pledge Company securities as collateral for a loan. In the case of pledging transactions, our Board of Directors may grant exceptions to this prohibition when a person wishes to pledge Company securities as collateral for a loan (not including margin debt) and demonstrates the financial capacity to repay the loan without resorting to the pledged securities, or in circumstances our Board of Directors determines to be in the best interest of, or not detrimental to, the Company. In addition, securities pledged as of the date we adopted these changes to our policy and guidelines may continue to be pledged under existing or replacement arrangements. Sidney B. DeBoer is a member and the manager of Lithia Holding Company, L.L.C. (“Lithia Holding”), which has the sole voting and investment power with respect to all of the Class B common stock. 2,262,231 of the 2,562,231 shares of Class B common stock are pledged by Lithia Holding to secure a loan to Lithia Holding. In addition, Ken Roberts has a line of credit that is secured by the securities held in one of his brokerage accounts, including 63,775 shares of Class A common stock of Lithia; no amounts were drawn on this line of credit as of February 28, 2014.

PROPOSAL NO. 2

Advisory vote on the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K.

We are asking shareholders to approve the following advisory resolution on the executive compensation reported in this proxy statement:

RESOLVED, that the shareholders hereby approve the compensation paid to the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and related tables, notes and narrative discussion in the Proxy Statement for the Company’s 2014 Annual Meeting of Shareholders.

The advisory vote, which is required by Section 14A of the Securities Exchange Act, is a vote to approve or disapprove the overall compensation package of our executive officers and is not on any one specific element of the compensation package or on the compensation received by any one person. We hold our advisory vote annually. The advisory vote is non-binding and does not overrule a decision by the Company, our Board of Directors or our Compensation Committee or create or imply any additional fiduciary duty for the Company, our Board of Directors or our Compensation Committee. However, our Compensation Committee and Board will review and consider the results of the advisory vote when making future decisions about executive compensation.

At our 2013 Annual Meeting of Shareholders, over 99% of the voting shares approved our 2012 executive compensation. Our Compensation Committee considered this shareholder approval when it determined 2013 compensation. Our 2013 compensation philosophy, programs and practices did not materially change from 2012, except that we included a long-term equity performance award for certain of our executives that could be earned over a six-year period. Significant changes in the amount of compensation paid to our executives between 2012 and 2013 reflect our improved financial performance and our succession planning.

We urge shareholders to read the detailed information about our compensation philosophy and objectives included in Compensation Discussion and Analysis (CD&A) beginning on page 14, which provides context for the Summary Compensation Table and related information in Executive Compensation beginning on page 26. As discussed in the CD&A, we believe our compensation programs align the interests of our executives and our shareholders, help us attract and retain experienced executive talent, and focus our executives on performance and achievement of our short-, mid- and long-term strategic goals and objectives. We believe the overall compensation paid in 2013 was appropriate, particularly considering our financial results in 2013.

The Board of Directors recommends a vote FOR the advisory resolution to approve the compensation of our executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses our compensation programs and the compensation paid in 2013 to our Chief Executive Officer, Chief Financial Officer and next three highest-paid executives (named executive officers, or NEOs).

Named Executive Officers.

The following table identifies our NEOs, the positions they hold, and the year in which they became an employee. Our officers are appointed by the Board of Directors. For more complete biographical and background information on our NEOs, see “Background Information Concerning our Director Nominees and Executive Officers.”

Name	Age	Current Position(s)	With Company Since
Bryan B. DeBoer	47	President and Chief Executive Officer	1989
Christopher Holzshu	41	Senior Vice President and Chief Financial Officer	2003
Sidney B. DeBoer	70	Executive Chairman and Chairman of the Board	1968
R. Bradford Gray	62	Executive Vice President	1981
Scott A. Hillier	51	Senior Vice President	1986

Compensation Philosophy and Objectives

The Compensation Committee of our Board of Directors (as used in this Compensation Discussion and Analysis, the “Committee”) sets compensation to attract and retain talented individuals, provide incentives to accomplish our business goals and objectives, and align the interests of our executives with those of our shareholders. We strive to establish a compensation package that is competitive within our industry and in the locations where we operate, and our compensation philosophy emphasizes pay for performance and a strategic balance of short- and long-term incentives. In 2013, the Committee and the Board of Directors modified the process for making performance-based awards and introduced a long-term equity grant for certain officers, including NEOs.

Summary of 2013 Financial Results

During 2013, we continued to focus on the following areas to achieve our mission:

●	increasing revenues in all business lines;
●	capturing a greater percentage of overall new vehicle sales in our local markets;
●

capitalizing on a used vehicle market that is approximately three times larger than the new vehicle market by increasing sales of manufacturer certified pre-owned used vehicles; late model, lower-mileage vehicles; and value autos, which are older, higher mileage vehicles;

●	growing our service, body and parts revenues as units in operation increase;
●	leveraging our cost structure as revenues increase while maintaining fixed costs;
●	diversifying our franchise mix through acquisitions;
●	integrating acquired stores to achieve targeted returns;
●	increasing our return to investors through dividends and strategic share buy backs;
●	utilizing prudent cash management, including investing capital to produce accretive returns; and
●	increasing the leveragability of the balance sheet to prepare for future expansion opportunities.

We performed well against these metrics in 2013. Revenue increased 20.8%, same store sales increased 15.4%, and earnings per share increased $0.98 to $4.05, the highest in our history. In addition, we paid approximately $10.1 million to shareholders as cash dividends. We also acquired seven new stores and opened one new store in 2013 with combined estimated annual revenues of $273 million. In 2012, we acquired four new stores and opened two new stores with combined estimated annual revenues of $265 million.

We also measure the leverage of our cost structure by evaluating throughput, which is calculated as the year over year percentage of incremental gross profit dollars we retain after deducting increases in SG&A expense. For the years ended December 31, 2013 and 2012, our incremental throughput was 41.4% and 39.3%, respectively. Adjusting for non-core items, our adjusted throughput in 2013 was 46.2% and in 2012 was 45.3%. Additional information concerning throughput may be found in our Annual Report on Form 10-K for the year ended December 31, 2013. Adjusting for the new locations as well as the non-core adjustments discussed above, our throughput contribution on a same-store basis was 51.4% for the year ended December 31, 2013 compared to 2012. Our throughput contribution on a same store basis for 2012 compared to 2011 was 51.2%. We continue to target a same-store throughput contribution of approximately 50%.

The table below highlights selected financial results that were used to determine performance-based compensation in 2013, and compares those to 2012 results. Certain of these financial measures differ from GAAP measures. We include reconciliations of adjusted pre-tax profit and adjusted earnings per share to the most comparable GAAP measures in the detailed discussion below.

	2013	2012
Adjusted pre-tax profit	$170.7 million	$129.8 million
Adjusted earnings per share	$4.13(1)	$2.99
New vehicle unit sales	66,857	55,666
Rate for manufacturer sales responsibility attainment	110.5%	110.4%
Used retail vehicle same store unit sales increase	13.7%	19.5%
Service, body and parts same store sales increase	6.8%	6.5%
Sales satisfaction index (SSI)	100.4%	99.6%
Service satisfaction index (CSI)	99.6%	99.1%

(1)

Our reported diluted income per share from operations was $4.05; adjusted earnings per share excludes a benefit of $0.06 per share for a gain on a sale of land offset by a non-core charge of $0.14 per share related to certain reserves recorded in 2013; a reconciliation can be found on page 21 below.

Compensation Elements and Emphasis on Performance

Our compensation philosophy emphasizes pay for performance, with a strategic balance of short- and long-term incentives. We implement our philosophy through five primary compensation elements, each of which serves a distinct purpose.

1.	Base salary reflects the scope of the executive’s role and baseline performance.
2.

Variable cash performance bonuses motivate executives to meet the short-term goals that drive our long-term business strategy. We set performance measures every six months (January and July) to account for market shifts and other factors.

3.

Performance equity incentives align executive and shareholder interests and reward long-term success. We award restricted stock units (RSUs) to executives that have both performance and retention components: RSUs are earned when specified annual performance criteria are met; earned RSUs vest in subsequent years based on continued employment. In 2013, for the first time, we also awarded long-term RSUs to certain executives that vest if specified adjusted earnings per share thresholds are met within a six-year period.

4.	Retirement benefits promote financial security and assist with our succession planning.
5.	Other benefits enhance base pay and promote financial security and health.

Our Compensation Process

The Committee determines the compensation of our CEO and Executive Chairman. The Committee meets in executive session, without our CEO or Executive Chairman, to evaluate performance and to set the amount and type of compensation to be paid. In this process, the Committee is assisted by its independent compensation consultant. The Committee also reviews and considers the results of the independent 360-degree review of our CEO that an outside party conducts annually, and the Committee considers each element of total compensation earned in prior years. Finally, the Committee reviews and considers the results of our most recent advisory vote on the compensation of our NEOs. If the outcome on the advisory vote on executive compensation paid during the previous year is favorable, as it was last year, we believe that conveys shareholder support of the Committee’s decisions and existing compensation programs.

For each senior executive officer other than our CEO and Executive Chairman, our CEO recommends a compensation package to the Committee. The Committee reviews his recommendations in the context of our compensation goals and objectives, our performance, and each executive’s performance, and the Committee considers input from the Committee’s independent compensation consultant. The Committee then determines whether to approve or modify the proposed compensation package.

The Committee also establishes the annual compensation of our non-employee directors and administers our equity compensation plans, including the 2013 Amended and Restated Stock Incentive Plan (Stock Incentive Plan), the 2009 Employee Stock Purchase Plan, the 2013 Discretionary Support Services Variable Performance Compensation Plan (Cash Performance Bonus Plan), and the Executive Management Non-Qualified Deferred Compensation and Long-Term Incentive Plan (Retirement Plan), and the Committee certifies and approves payments based on performance measures.

We also have the following practices that bolster the incentives our compensation programs and annual compensation decisions provide.

●	Performance-based compensation is subject to a “clawback” if we must recalculate prior year financial results;
●	Executives must hold specified levels of stock based on years of service;
●	We prohibit executives from engaging in hedging and pledging transactions with our stock; and
●	The Committee has discretion to reduce performance-based pay even if performance levels specified in the award are attained.

2013 Compensation

Our 2013 compensation programs and practices did not change materially from 2012, except that we included a long-term performance award for some of our executives. The graphs below shows the 2013 proportion of fixed and performance-based pay, and the proportion of short- and long-term pay, earned by our chief executive officer and by our other NEOs.

Independent Compensation Consultant. In 2013, the Committee engaged a compensation consultant, Rodeghero Consulting Group (RCG), to prepare a report on the market competitiveness of the compensation paid to our CEO, our other NEOs, and certain other executives. The Committee assesses annually whether its compensation consultants are independent. The Committee has reviewed the independence of RCG and determined that RCG’s work has not raised any conflict of interest and that RCG is independent under the Committee’s policy.

Comparison to peer groups. In 2013, RCG completed an updated analysis of market compensation (RCG Study) and compared our executives’ compensation to the updated and expanded industry classification peer group found on page 11 of this proxy statement. In addition, the RCG Study included data from our prior peer group based on auto retailers with similar operating scope and our prior peer group based on regional companies with similar market capitalizations for comparison. The auto retailer, or Tier 1, peer group consists of: Asbury Automotive Group, Group 1 Automotive, Penske Automotive Group and Sonic Automotive, Inc. The industry, or Tier 2, peer group consists of Advance Auto Parts Inc., Americas Car-Mart, Inc., AutoNation, Inc., AutoZone, Inc., CarMax, Inc., Monro Muffler Brake, Inc., O’Reilly Auto Parts and The Pep Boys – Manny, Moe & Jack.

The Committee considers the compensation and performance of our peer groups when determining appropriate levels of compensation for our NEOs, but does not aim to set compensation within a specified percentile of peer group compensation. The following graph shows our total shareholder return (TSR) compared to the average TSR of our Tier 1 and Tier 2 peer groups over the previous three years. TSR is calculated as the difference between the beginning stock price at January 1 and the ending stock price at December 31 plus dividends paid in the calendar year, divided by the beginning stock price at January 1.

TSR = (StockPriceend - StockPricebegin + DividendsPaid) / StockPricebegin

2013 Executive Compensation by Element

The elements of our executive compensation include: (1) base salary, (2) variable cash performance bonus, (3) performance equity incentives, (4) retirement benefits, and (5) other limited perquisites and benefits. Variable cash performance bonus, performance equity compensation, and retirement benefits are determined as a percentage of the executive’s base compensation. We describe each of these elements below, and explain what we paid in 2013 and why.

Name	Base Salary $		Variable Cash Performance Bonus (Maximum as % of Base Salary)		Performance Stock Grants (Maximum as % of Base Salary)		Long-term Performance Stock Grants (Maximum as % of Base Salary)		Retirement Contribution (as % of Prior Year Base Salary)
	FY 2012	FY 2013	FY 2012	FY 2013	FY 2012	FY 2013	FY 2012	FY 2013	FY 2012	FY 2013
Bryan DeBoer	$800,000	Same	150%	Same	170%	150%	-	300%	31%	30%
Christopher Holzshu	336,000	396,000	100%	Same	182%	120%	-	200%	26%	25%
Sidney DeBoer	840,000	Same	150%	Same	-	-	-	-	116%	Same
R. Bradford Gray	492,000	Same	100%	Same	35%	-	-	-	20%	Same
Scott Hillier	360,000	396,000	100%	Same	113%	75%	-	150%	26%	25%

Base Salary. The Committee establishes the base salary for our CEO based on competitive market factors, comparison of relative CEO pay within the auto retail and the industry peer groups mentioned above, our performance and the relative pay level within the senior management team. The base salaries of named executive officers other than our CEO are approved by the Committee and are based on both financial and non-financial criteria, the executives’ respective responsibilities, the relative internal pay equity among the senior executives and current market conditions, including relative pay within the industry. The Committee has historically established base salaries effective March 1 and executives have been paid at that rate until the Committee has changed the rate. (In 2014, annual base salary changes commenced January 1 and we expect this practice to continue.)

Variable Cash Performance Bonus. Our Cash Performance Bonus Plan compensates an executive for achieving short-term performance goals. Every six months, the Committee, along with senior management, establishes performance targets for awards under the plan. Because the payments under the plan are purely performance-based, prior compensation received under the plan is not taken into consideration when setting new performance targets under the plan. At the end of each six-month period, the Committee reviews the Internal Auditor’s determination of the extent to which targets have been met. That determination is based on U.S. GAAP, to the extent applicable, adjusted to exclude non-operational transactions, disposal activities and related income tax adjustments.

Under the plan, each NEO has a maximum cash bonus potential based on a percentage of base salary ranging from 100% to 150%. For 2013, the Committee set the percentages as follows: Bryan B. DeBoer – 150%; Christopher Holzshu – 100%; Sidney B. DeBoer – 150%; Brad Gray – 100%; Scott Hillier – 100%. We calculate bonus payments by multiplying the executive’s maximum bonus level by the executive’s salary and the performance criteria achievement level. For example, if an executive’s maximum bonus level were 150% and the performance goals attained were 50% of potential, the executive’s bonus would equal 75% of the executive’s base salary (i.e., base salary * 150% * 50%). The salary used to compute the cash performance-based compensation, however, may not exceed $1.0 million and an annual bonus may not exceed $1.5 million. Bonuses approved by the Committee are paid in the quarter after the measurement period. Although the performance periods are semi-annual, the maximum compensation potential for any executive is determined on an annual basis.

The Committee may base performance goals on a wide array of Company or business unit performance measures, including measures of revenue, operating income or cash flows, profit or profit margins, and manufacturer sales and services satisfaction scores.

While the Committee believes that financial performance should be the most significant determinant of executive compensation, the Committee also takes into account other factors that drive long-term value for shareholders when it establishes performance targets, including customer satisfaction, new and used vehicle sales growth, and growth in fixed operations.

The tables below show, for each of the first and second half of 2013, the performance objectives, performance targets, actual results, potential percentage achievement and actual percentage achieved for each target. As an additional condition to earning any bonus for Sales Satisfaction scores, Service Satisfaction scores, New Vehicle MSR, Used Vehicle Unit Growth and Fixed Operations Sales Growth, we were required to have achieved pre-tax profits of at least $33.5 million for the first half of 2013 and $38.0 million for the second half of 2013. In addition, pre-tax accomplishment levels would have been automatically reduced $500,000 for each full $25 million in Company share repurchases made during the measurement period.

Objective		2013 Performance Targets	Result		Potential Achievement(5)	Actual Achievement
			1st Half	2nd Half		1st Half	2nd Half
●	Adjusted Pre-tax Profit – First half of the year(1)	$33.5 million to $67.0 million, pro-rata if between levels	$81.3 million		25% to 85%	85%
	Adjusted Pre-tax Profit – Second half of the year(1)	$38.0 million to $76.0 million, pro-rata if between levels		$89.4 million	37.5% to 85%		85%
●	Sales Satisfaction (2)	Aggregate score of 100%	101.0%	100.4%	3%	3%	3%
●	Service Satisfaction (2)	Aggregate score of 100%	98.7%	99.6%	3%	-	-
●	New Vehicle MSR (3)	Aggregate score of 110% or higher		110.5%	3%		3%
		Aggregate score of 105% to 109.9%	108.0%		2%	2%
		Aggregate score of 100% to 104.9%			1%
●	Used Vehicle Unit Growth (4)	10% or higher	17.2%	10.6%	3%	3%	3%
	(same store unit sales over prior year)	7.0% to 9.9%			2%
		4.0% to 6.9%			1%
●	Fixed Operations Sales Growth (4)	2% or higher	6.8%	6.7%	3%	3%	3%
	(same store sales over prior year)	1.0% to 1.9%			2%
		0% to 0.9%			1%
		Total			100%	96%	97%

(1)

Adjusted pre-tax profit is consolidated income from operations before income taxes, excluding non-operating transactions or disposal activities such as real estate or store sale gains (losses); impairments; reserves for real estate leases, Company-owned service contracts (e.g., lifetime oil), and certain legal awards or settlements; and income tax adjustments. Achievement is measured after the deduction of Retirement Plan expenses and any cash performance bonus to be paid. The table below reconciles adjusted pre-tax profit to consolidated income from continuing and discontinued operations, in each case before taxes, as reported in our quarterly report on Form 10-Q for the period ended June 30, 2013 and in our Annual Report on Form 10-K for the year ended December 31, 2013. Second half 2013 amounts were calculated by subtracting reported amounts for the first half of 2013 from reported amounts for the full year.

	First Half	Second Half	2013
		$ in thousands
Income from continuing operations before income taxes	$76,835	$88,953	$165,788
Income from discontinued operations before income taxes	693	617	1,310
Non-operating transactions:
Disposal gain		(2,531)	(2,531)
Reserve adjustments	3,812	2,341	6,153
Adjusted Pre-tax Profit	$81,340	$89,380	$170,720

(2)

Determined by the average of the scores received from each manufacturer (with 100% being an average performing store) for each store owned for at least 12 months and included in the CSI/SSI Comparative Analysis Summary in the Lithia Store Rankings following the end of the measurement period.

(3)

Determined by the average of the scores received from each manufacturer (weighted based upon total units sold by each store) providing comparable market sales efficiency data (currently excludes General Motors, Kia, BMW and Hyundai) on stores owned for at least 12 months, and as reported in Lithia’s MSR/Sales Efficiency Trend Report following the end of the measurement period.

(4)	Determined using same-store year-over-year operating results. Same-store only includes results from store operations where full months of operations occur in both periods.
(5)

If the highest threshold were attained for all objectives in each half-year measurement period, the maximum amount of the variable compensation payable related to performance in 2013 to our CEO and the other four NEOs would have been $3,774,000 (for individual potential cash performance compensation, see the "Grants of Plan-Based Awards Table" in this proxy statement). This maximum amount is approximately $214,000 greater than the maximum amount possible in 2012.

Equity-Based Compensation. Our Stock Incentive Plan allows us to issue stock options, stock appreciation rights, stock awards, stock units and performance awards. Our equity-based awards reward mid- and long-term growth and align the interests of management with those of our shareholders because they focus management on increasing shareholder value and promote long-term retention of key personnel.

Because issuing stock options can subject us to accounting expense even if the options are worthless to the grantee, and because the Committee believes RSUs (which are subject to forfeiture but do not require additional payment upon vesting) are a better tool to instill a sense of ownership and motivate employees, the Committee has shifted from its prior practice of granting predominately stock options to awarding restricted stock units (RSUs) subject to forfeiture under time vesting provisions, and, for certain NEOs and other key employees, performance vesting provisions. RSUs typically vest over four years. RSUs awarded in 2013 vest 25% on each anniversary of the award date, so that awards are fully vested on the fourth anniversary of the award date. (25% of 2012 awards vested on the second anniversary of the award date, 25% on the third anniversary, and 50% on the fourth anniversary. The Committee altered the vesting schedule in 2013 because annual vesting is more easily understood by employees and because the Committee believed annual vesting is a more typical market practice.) The Committee determines the number of RSUs awarded to NEOs and other key employees after considering peer comparisons, the percentage of total compensation and targets based on adjusted earnings per share for 2013.

In 2013, we awarded an aggregate of:

●	48,605 performance and time-vesting RSUs to certain NEOs; and
●	93,305 long-term performance-vesting RSUs to certain NEOs.

Performance and Time-Vesting RSUs. The Committee establishes performance objectives and determines the number of shares subject to the performance and time-vested RSU awards to certain NEOs is as follows.

●	Performance targets are established based on external guidance on the Company’s diluted net income per share (which we refer to as earnings per share, or “EPS”).
●

Performance targets are based on the high end of the guidance range. If the target is attained, 60% of the award is earned, and if the Company has positive earnings 30% of the award is earned. At other attainment thresholds, the amount of the award earned depends on whether or not the target represents historical high EPS. The entire award is earned only if 110% of the target is attained (if a historical high) or 120% of the target is attained (if not a historical high); only 40% of the award will be earned if 90% of the target is attained (if a historical high) or 95% of the target is attained (if not a historical high). Between achievement levels, the amount of the award earned is prorated. In determining attainment levels, we adjust EPS to exclude non-operating transactions or disposal activities such as real estate or store sale gains (losses); impairments; reserves for real estate leases, Lithia-owned service contracts (e.g., lifetime oil), and certain legal awards or settlements; and income tax adjustments.

●

RSU award values are allocated as a percentage of the NEO's base salary, ranging from 75% to 150%, in advance of the award date, and the Committee subsequently awards a number of RSUs calculated by dividing the aggregate award value by the value of a share of Class A Common Stock on the award date.

The portion of the award earned is subject to time-vesting over a four year period subject to continued employment.

For 2013, the Committee determined the value of performance- and time-vesting RSU awards to NEOs, as a percentage of base pay, as follows: Bryan B. DeBoer – 150%; Christopher Holzshu – 120%; Sidney B. DeBoer – 0%; Brad Gray – 0%; Scott Hillier – 75%. Each 2013 RSU award to our NEOs was contingent on us meeting specified EPS thresholds, adjusted to eliminate gains or losses on the sale of real estate or stores, asset impairments, and income tax adjustments. The thresholds were determined based on a percentage of the high end of external guidance from analysts who cover Lithia’s stock as follows.

High End of Guidance	EPS Threshold	% of Earned RSUs
110.0%	$ 3.53 (highest)	100%
107.5%	$ 3.45	90%
105.0%	$ 3.37	80%
102.5%	$ 3.29	70%
100.0%	$ 3.21	60%
97.5%	$ 3.13	50%
95.0%	$ 3.05	40%
Profitable	$ 0.01	30%
	$ 0.00 or negative	0%

For 2013, our adjusted earnings per share was $4.13. The reconciliation of this measure to the most comparable GAAP measure is provided in our Annual Report on Form 10-K and is set forth below (dollars in thousands, except per share amounts):

	Year Ended December 31, 2013
	As reported	Disposal Gain	Reserve adjustments	Adjusted
Diluted income per share from continuing operations	$4.02	$(0.06)	0.14	$4.10
Diluted income per share from discontinued operations	0.03	-	-	0.03
Diluted net income per share	$4.05	$(0.06)	$0.14	$4.13
Diluted share count	26,191			26,191

An aggregate of 48,605 RSUs were earned by NEOs under these awards in 2013, 12,152 of which vested on February 21, 2014 and were settled in stock and 36,453 of which vest in equal installments over the next three years. These awards are reflected in the table entitled “Grants of Plan-Based Awards” later in this proxy statement.

Long-Term RSUs. For certain key employees, including Bryan DeBoer, Christopher Holzshu and Scott Hiller, the Committee awarded in 2013 additional performance-based RSUs tied to long-term earnings per share targets developed by management and the Committee. These awards range from 150% to 300% of 2013 base compensation (Bryan DeBoer - 300%; Chris Holzshu - 200%; Scott Hiller - 150%) and are intended to align management's strategic decisions to the long-term goals of the Company. One-third of the RSUs vest when the Company first attains annual adjusted earnings per share of $4.00, $5.00 and $6.00. Any of these RSUs that do not vest within six years of the date of the award are forfeited.

Because our adjusted earnings per share was $4.13 for 2013, an aggregate of 30,792 RSUs were earned and vested on February 21, 2014. The remaining 62,513 RSUs are unearned as of December 31, 2013.

Retirement Plan. Before 2011, other than equity awards and our 401(k) Plan, we did not provide long-term incentive or retirement plans for our officers. As part of the Committee’s review of our compensation package in 2011, management recommended, and the Board approved, the Executive Management Non-Qualified Deferred Compensation and Long-Term Incentive Plan (Retirement Plan) for our management group, including our NEOs. We adopted the plan to provide a cost-effective retirement program to help us recruit and retain key personnel and to aid in our succession planning. The Committee may make discretionary contributions to the plan for the benefit of any participant, and it decides whether or not to do so and sets the amount of any contribution based on our operating performance for the prior year and the executive’s base salary. Each participant vests in any discretionary contributions under a schedule set forth in plan documents. The schedule is seven years for our management group and one year for our Executive Chairman, Sidney B. DeBoer. Amounts in the discretionary contribution account fully vest upon a change in control, as defined in the plan, and upon the participant’s death or disability.

In addition, eligible employees may elect annually to defer up to 50% of their base salary and 100% of their cash performance bonus under the plan. The minimum deferral amount for any deferral period is $5,000. The Committee may change these minimums and maximums from time to time upon written notice. A participant will be 100% vested in amounts the participant elects to defer. Balances in the plan for all participants are credited on a monthly basis with an earnings rate determined by the Committee annually. The balance in the discretionary contributions account will be paid out over a 10-year period after normal retirement. Deferral contributions will be paid as elected in the participant’s election relating to each deferral period. We use corporate-owned life insurance to fund our obligations, excluding any participant-elected deferred income, under the plan.

For 2013, the Committee approved a contribution under the Retirement Plan for our CEO, Bryan B. DeBoer, of $240,000 and approved continuing the annual award amount of $975,000 to the Executive Chairman. The contributions for the NEOs other than our CEO and Executive Chairman approved by the Committee totaled $272,400 for 2013 (individual contributions for NEOs are reflected in the table headed “Non-Qualified Deferred Compensation” later in this proxy statement). In approving the level of contribution for the NEOs, other than the Executive Chairman, the Committee considered our operating performance for the prior year and the NEO’s base salary. Contributions for the NEOs other than the Executive Chairman will vest over seven years, and the 2013 contribution for the Executive Chairman will vest over one year. The earnings rate was 5.25% for 2013. In approving the level of contribution for the Executive Chairman, the Committee noted his continuing and unique value to the Company, that his base compensation has not been increased since 2007, and that no equity awards were made to him in the last three years. The Committee believes that shifting the value of annual equity grants into a deferred cash retirement benefit will benefit both the Company and the Executive Chairman, recognizing he is a significant shareholder with a significant economic interest in enhancing the value of our common stock.

Other Perquisites and Benefits. We provide certain of our officers, including our NEOs, an auto allowance, and we pay long-term care insurance premiums on their behalf. Our NEOs are generally eligible to participate in benefit programs available to all full-time employees, including health and disability insurance and a 401(k) plan. However, because of limitations contained in the Code applicable to principal shareholders and their family members, Mr. Holzshu and Mr. Hillier are currently the only NEOs eligible to participate in our 2009 Employee Stock Purchase Plan.

Other Compensation-Related Arrangements and Considerations

Claw-backs. Compensation that we pay based on performance, including annual performance bonuses and equity compensation, is subject to a “claw-back” if we must restate our financial statements and if less cash compensation should have been paid or fewer shares subject to RSUs should have been issued based on the restated measures.

Stock Ownership Policy; Hedging and Pledging Restrictions. After the second calendar year of service, our NEOs are expected to acquire and hold shares of our Class A common stock with a market value equal to at least 5% of their base salary for each year of service as an executive officer. In determining compliance with this guideline, share ownership includes vested RSUs and indirect share ownership but not unexercised stock options. In March 2013, the Corporate Governance Committee adopted changes to our insider trading policy and to our stock ownership policies for executive officers and directors to specify that they may not (1) engage in hedging transactions involving our stock, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds, or (2) hold Company securities in a margin account or otherwise pledge Company securities as collateral for a loan. In the case of pledging transactions, our Board of Directors may grant exceptions to this prohibition when a person wishes to pledge Company securities as collateral for a loan (not including margin debt) and demonstrates the financial capacity to repay the loan without resorting to the pledged securities, or in circumstances our Board of Directors determines to be in the best interest of, or not detrimental to, the Company. In addition, securities pledged as of the date we adopted these changes to our policy and guidelines may continue to be pledged under existing or replacement arrangements.

Change in Control Agreements and Severance Agreement. If the Board of Directors determined that a sale of the Company was in the best interest of shareholders, the Board of Directors believed it appropriate to provide an appropriate level of severance if the sale results in the termination of the employment of members of the executive team. We previously entered into Change in Control Agreements with each of Sidney B. DeBoer, Bryan B. DeBoer, and Chris Holzshu. Effective February 22, 2013, we amended the Change in Control Agreements with Bryan B. DeBoer and Chris Holzshu and entered into a Change in Control Agreement with Scott Hillier. The agreements provide for severance in the event of termination of employment following a change in control of the Company. We also have an agreement with Brad Gray to provide him with specified severance if we terminate him without cause prior to August 31, 2014. Additionally, all of our equity grant agreements with our executive officers prior to 2013 contain provisions that accelerate vesting upon a change in control. See “Potential Payments Upon Termination or Change in Control” below. Other than the foregoing arrangements, we have not entered into employment contracts with any of our NEOs, all of whom are employees at-will whose employment may be terminated by us at any time with or without cause.

Risk Assessment. The Committee regularly assesses whether our performance-based compensation practices encourage executives or other employees to take unnecessary risks that could threaten the long-term value of the Company or that are reasonably likely to have a material adverse effect on the Company. It does not believe they do, because (1) we provide an appropriate amount of fixed compensation, (2) we base a portion of annual cash bonus amounts on non-financial goals, including customer satisfaction ratings, (3) maximum cash bonuses are capped, and (4) the primary performance criteria we use are “bottom line” measures, pre-tax profit and adjusted earnings per share, which we believe are less easily manipulated for short-term gain than are “top line” measures. Certain of the risks associated with performance compensation are mitigated by our claw-back policy and, with respect to equity incentives, by our stock ownership policy and the requirement that performance-based RSUs vest over four years. We also have effective internal controls in place to test, monitor and certify the financial performance that determines the amounts of awards earned by our employees. Lastly, the Committee has discretion to reduce performance based pay even if performance levels specified in the award are attained.

Tax Considerations. We attempt to maximize the tax benefits to us related to compensation expense, and we structure our equity awards to reduce, to the extent practicable, our after-tax compensation expense while achieving our compensation goals. The Committee intends compensation to be deductible for federal income tax purposes to the extent practicable. The Variable Cash Performance Bonus Compensation Plan and awards under our Stock Incentive Plan to our NEOs are intended to qualify as “performance-based compensation” under Section 162(m) of the Code and, as required to permit such awards to be deductible, were submitted to shareholders for approval. Periodically, we may submit material changes to these plans to shareholders for approval to ensure continued deductibility of these expenses.

2014 Compensation

For 2014, our compensation philosophy and structures are consistent with 2013, except that we will not make long-term RSU awards in 2014. Changes in base pay became effective on January 1, 2014.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, included elsewhere in this proxy statement, with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in Lithia’s Annual Report on Form 10-K.

Submitted by the Compensation Committee of the Board of Directors:

Thomas Becker (Chairman)

Susan O. Cain

Kenneth E. Roberts

William L. Young

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following directors served on the Compensation Committee during 2013: Thomas Becker (Chairman), Susan O. Cain, Kenneth E. Roberts and William L. Young. During 2013, none of our executive officers served as a member of the board of directors or as a member of the Compensation Committee of any entity that has one or more executive officers serving as a member on our Board or Compensation Committee.

COMPANY COMPENSATION POLICIES AND PRACTICES, RISK ANALYSIS

The Compensation Committee and the full Board of Directors considered whether our compensation policies and practices, and, in particular, our variable performance compensation plans, incent participants to take increased risks, which could reasonably result in a material adverse effect to us. The Board of Directors and Compensation Committee concluded that our plans, policies and practices do not create an incentive to take unreasonable risks that could result in material adverse effects on us. In reaching this conclusion, the Board of Directors and Compensation Committee members noted the following:

●

Except for the pay plans for regional and store general managers, for sales personnel, and fixed operations personnel, the incentive plans in which our executive management and senior officers participate are based on Company-wide performance.

●	Our incentive plans focus on key performance metrics which are less susceptible to manipulation or being favorably influenced by risk-taking activity.
●	Except to hedge a portion of our interest rate risk and inconsequential supply contracts, we do not engage in any derivative transactions or forward or futures contracts.
●	While currently engaged solely in the retail automotive sales, service, finance and related products business, we are continuing to diversify our manufacturer and geographic base.
●

Variable compensation payments and performance-based RSU awards to our executive officers are subject to “claw-back” if an achievement target is later found not to have been attained because of a financial restatement.

●	The variable compensation plans preserve “negative discretion” to permit the Board of Directors to elect not to pay otherwise achieved variable compensation amounts for any reason.
●	A meaningful component of compensation is equity grants with extended vesting periods designed to ensure that our long-term performance is an important goal of participants.

●	Four of our five NEOs have large equity positions in Lithia and all of our NEOs are subject to our stock ownership policy, which we believe increases their focus on long-term shareholder value.

With respect to our employees whose compensation plans are based in significant part on store-level profitability or their individual sales performance, we have established Company-wide procedures and protocols and centralized marketing, advertising, accounting and operational controls, backed by internal audit reviews, that are designed to avoid any activity which could be illegal or put us at risk.

EXECUTIVE COMPENSATION

Summary Compensation Table for 2013

The following table provides certain summary information concerning compensation awarded to, earned by or paid to our NEOs for the fiscal years ended December 31, 2013, 2012 and 2011.

Name and Principal Position	Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation(3)	Total
Bryan B. DeBoer(4)	2013	$800,000	$3,318,571	$1,158,000	$6,667	$277,846	$5,561,084
President and Chief	2012	741,333	1,132,656	1,055,520	6,759	220,065	3,156,333
Executive Officer	2011	624,000	402,120	819,000	564	100,115	1,945,799

Christopher Holzshu	2013	386,000	1,122,776	382,140	2,517	104,282	1,997,715
Senior Vice	2012	330,000	509,695	319,200	2,673	95,429	1,256,997
President and CFO	2011	300,000	132,700	196,875	217	60,509	690,301

Sidney B. DeBoer(4)	2013	840,000	-	1,215,900	39,702	1,077,618	3,173,220
Executive Chairman	2012	840,000	-	1,197,000	50,913	1,083,326	3,171,239
	2011	840,000	-	1,102,500	7,052	1,068,769	3,018,321

R. Bradford Gray	2013	492,000	154,663	474,780	3,285	127,774	1,252,502
Executive Vice	2012	492,000	141,582	467,400	3,740	128,760	1,233,482
President	2011	492,000	80,424	430,500	356	71,042	1,074,322

Scott A. Hillier	2013	390,000	804,746	382,140	2,742	117,837	1,697,465
Senior Vice	2012	355,000	339,797	342,000	2,940	108,425	1,148,162
President	2011	330,000	156,827	288,750	239	53,507	829,323

(1)

These amounts reflect the grant date fair value for awards granted under the Amended and Restated 2013 Stock Incentive Plan during each respective year. For each type of restricted stock unit award, the attainment levels used in the calculation of the grant date fair value was based on the probable outcomes at the time of grant. For a more detailed discussion of the assumptions used to determine the grant date fair values, see Note 10 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. The table below outlines the details of these grants, including the attainment levels used in the calculation of the grant date fair value.

		Performance and Time Vesting Awards			Long-Term Performance Awards
Name	Year	Grant Date Fair Value Attainment Level	Maximum Attainment Level	Grant Date Fair Value	Grant Date Fair Value Attainment Level	Maximum Attainment Level	Grant Date Fair Value	Total Grant Date Fair Value	Total Grant Date Maximum Value
Bryan B. DeBoer	2013	60%	100%	$754,373	100%	100%	$2,564,198	$3,318,571	$3,821,486
	2012	133%	150%	1,132,656	-	-	-	1,132,656	1,274,238
	2011	100%	100%	402,120	-	-	-	402,120	402,120

Christopher Holzshu	2013	60%	100%	298,724	100%	100%	824,052	1,122,776	1,321,925
	2012	133%	150%	509,695	-	-	-	509,695	573,407
	2011	100%	100%	132,700	-	-	-	132,700	132,700

Sidney B. DeBoer	2013	-	-	-	-	-	-	-	-
	2012	-	-	-	-	-	-	-	-
	2011	-	-	-	-	-	-	-	-

R. Bradford Gray	2013	-	-	154,663(a)	-	-	-	154,663	154,663
	2012	133%	150%	141,582	-	-	-	141,582	159,280
	2011	100%	100%	80,424	-	-	-	80,424	80,424

Scott A. Hillier	2013	60%	100%	186,718	100%	100%	618,028	804,746	929,225
	2012	133%	100%	339,797	-	-	-	339,797	382,271
	2011	100%	100%	156,827	-	-	-	156,827	156,827

(a)	The 2013 RSU grant for Mr. Gray is not subject to performance vesting.
(2)	These amounts are the above-market interest earned in 2013 on contributions to our Nonqualified Deferred Compensation Plan.

(3)	All Other Compensation in 2013 consisted of the following:

Name	Auto Allowance	401(k) Match	Insurance Premiums(a)	Contributions to Long-Term Incentive Plan	Other(b)	Total
Bryan B. DeBoer	$24,795	$950	$4,570	$240,000	$7,531	$227,846
Christopher Holzshu	15,513	950	3,819	84,000	-	104,282
Sidney B. DeBoer	34,231	950	67,437	975,000	-	1,077,618
R. Bradford Gray	22,176	950	6,248	98,400	-	127,774
Scott A. Hillier	14,022	950	4,919	90,000	7,946	117,837

(a)

Insurance premiums include amounts paid by us on behalf of the executive for short-term disability insurance, long-term disability insurance and life insurance policies. The $67,437 for Sidney B. DeBoer includes $58,370 of economic value benefit related to a split-dollar insurance agreement. See “Certain Relationships and Related Transactions” below.

(b)	The amounts shown are the fair market value of a Company-sponsored trip that Bryan DeBoer and Scott Hillier took with certain other employees in 2013.

(4)

Bryan B. DeBoer was promoted to Chief Executive Officer on May 1, 2012, and, accordingly, his 2012 compensation includes all compensation earned in his prior position through April 30, 2012. Sidney B. DeBoer resigned from the position of Chief Executive Officer on May 1, 2012.

Grants of Plan-Based Awards Table for the Year Ended December 31, 2013

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (# of shares of Class A Common Stock)(2)			All Other Stock Awards:	Grant Date Fair
	Grant Date(1)	Compensation Committee Action Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock or Units(3) (#)	Value of Stock and Option Awards ($)(4)
Bryan B. DeBoer	1/1/2013	11/15/2012	$150,000	$576,000	$600,000	-	-	-		$-
	2/1/2013(5)	1/31/2013	-	-	-	8,872	17,744	29,574	-	754,373
	2/1/2013(6)	1/31/2013	-	-	-	14,991	29,981	45,426	-	1,917,791
	4/26/2013(6)	1/31/2013	-	-	-	4,528	9,056	13,721	-	646,407
	7/1/2013	11/15/2012	225,000	564,000	600,000	-	-	-	-	-

Christopher Holzshu	1/1/2013	11/15/2012	49,500	190,080	198,000	-	-	-	-	-
	2/1/2013(5)	1/31/2013	-	-	-	3,513	7,027	11,711	-	298,724
	2/1/2013(6)	1/31/2014	-	-	-	6,441	12,883	19,519	-	824,052
	7/1/2013	1/31/2013	186,120	186,120	198,000	-	-	-	-	-

Sidney B. DeBoer	1/1/2013	11/15/2012	157,500	604,800	630,000	-	-	-	-	-
	7/1/2013	11/15/2012	236,250	592,200	630,000	-	-	-	-	-

R Bradford Gray	1/1/2013	1/31/2013	61,500	236,160	246,000	-	-	-	-	-
	2/1/2013	1/31/2013	-	-	-	-	-	-	3,638	154,663
	7/1/2013	1/31/2013	92,250	231,240	246,000	-	-	-	-	-

Scott A. Hillier	1/1/2013	11/15/2012	49,500	190,080	198,000	-	-	-	-	-
	2/1/2013(5)	1/31/2013	-	-	-	2,196	4,392	7,320	-	186,718
	2/1/2013(6)	1/31/2013	-	-	-	4,831	9,662	14,639	-	618,028
	7/1/2013	1/31/2013	74,250	186,120	198,000	-	-	-	-	-

(1)

The grant date for the Non-Equity Incentive Plan awards reflects the starting period for each half of the 2013 Variable Performance Compensation Plans. The Compensation Committee establishes the performance criteria and applicable variable compensation achievement percentages (see the discussion under “Variable Cash Performance Bonus” above).

(2)

Performance and time-vesting restricted stock unit awards include a performance condition and a continuing service condition. Long-term performance-based restricted stock unit awards vest when specified earnings per share thresholds are attained if the NEO is employed by us at the time the measure is attained.

(3)	Mr. Gray’s restricted stock unit award is subject to time-vesting but does not include a performance condition (see discussion under “Equity-Based Compensation” above).
(4)

These amounts reflect the grant date fair value for awards granted under the Amended and Restated 2013 Stock Incentive Plan. The attainment level used to calculate the grant date fair value for the performance and time-vesting grants was 60% based on the probable outcome at the time of grant. The attainment level used to calculate the grant date fair value for the long-term performance grants was 100% based on the probable outcome at the time of grant. For a more detailed discussion of the assumptions used to determine the grant date fair value, see Note 10 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

(5)	Performance and time-vesting restricted stock unit award.
(6)	Long-term performance-based restricted stock unit award.

The Non-Equity Incentive Plan Awards in the Grants of Plan-Based Awards Table for the year ended December 31, 2013 reflect awards under the Variable Compensation Plan. The Variable Compensation Plan is structured such that the total amount earned each period is tied directly to our performance for the period and results in a single, definitive amount based on the performance criteria attained during the period (to see the performance criteria used in 2013 and for additional discussion about the Variable Compensation Plan, see “Elements of Compensation – Variable Compensation” above). As a result, depending on which criteria were satisfied, and to what extent satisfied, for each period the variable compensation potential for each NEO will be a percentage of base salary ranging from 100% to 150% (depending on position) for such period, with the maximum amount being earned if all criteria elements were satisfied at the highest level. Therefore, there is no “target” amount. The target amount set forth in the table above reflects the percentage of variable compensation that each executive would have received if the level of performance attained in each half of 2012 was attained in each half of 2013.

Under the objectives and targets for the Variable Compensation Plans for the first and second halves of 2013, and using actual 2012 results, each named executive officer would have received 96% of their maximum variable compensation potential in the first half of 2013 and 94% of their maximum potential variable compensation in the second half of 2013. The maximum variable compensation potential in 2013 was 150% of base salary for the CEO and Executive Chairman and 100% of base salary for Mr. Gray, Mr. Hillier and Mr. Holzshu.

The Equity Incentive Plan Awards in the Grants of Plan-Based Awards Table for 2013 were awarded under the Stock Incentive Plan. Our equity-based awards are intended to reward long-term growth and align the interests of management with those of shareholders, thereby increasing shareholder value, and to promote long-term retention of key personnel. The Equity Incentive Plan Awards that we granted to NEOs in 2013 were made contingent on us achieving specified performance criteria. For the performance criteria used in 2013, see “Equity Based Compensation” above.

Outstanding Equity Awards at Year End 2013

The following table sets forth the outstanding equity awards held by the NEOs as of December 31, 2013:

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(2)
Bryan B. DeBoer	3/12/2010	-	-	$-	-	16,000	(4)	$1,110,720	-		$-
	3/10/2011	-	-	-	-	15,000	(5)	1,041,300	7,500	(6)	520,650
	3/9/2012	-	-	-	-	54,000	(7)	3,748,680	-		-
	2/1/2013	-	-	-	-	29,574	(8)	2,053,027	-		-
	2/1/2013	-	-	-	-	14,991	(9)	1,040,675	30,435	(10)	2,112,798
	4/26/2013	-	-	-	-	4,528	(9)	314,334	9,193	(10)	638,178

Christopher Holzshu	8/11/2008	10,000	-	5.370	8/11/2014	-		-	-		-
	3/12/2010	-	-	-	-	4,500	(4)	312,390	-		-
	3/10/2011	-	-	-	-	4,950	(5)	343,629	2,475	(6)	171,815
	3/9/2012	-	-	-	-	24,300	(7)	1,686,906	-		-
	2/1/2013	-	-	-	-	11,711	(8)	812,978	-		-
	2/1/2013	-	-	-	-	6,442	(9)	447,204	13,077	(10)	907,805

Sidney B. DeBoer	3/12/2010	-	-	-	-	30,000	(4)	2,082,600	-		-

R. Bradford Gray	3/10/2008	14,000	-	9.375	3/10/2014	-		-	-		-
	3/12/2010	-	-	-	-	4,500	(4)	312,390	-		-
	3/10/2011	-	-	-	-	3,000	(5)	208,260	1,500	(6)	104,130
	3/9/2012	-	-	-	-	6,750	(7)	468,585	-		-
	2/1/2013	-	-	-	-	3,638	(8)	252,550	-		-

Scott A. Hillier	8/11/2008	15,000	-	5.370	8/11/2014	-		-	-		-
	3/12/2010	-	-	-	-	9,000	(4)	624,780	-		-
	3/10/2011	-	-	-	-	5,850	(5)	406,107	2,925	(6)	203,054
	3/9/2012	-	-	-	-	16,200	(7)	1,124,604	-		-
	2/1/2013	-	-	-	-	7,320	(8)	508,154	-		-
	2/1/2013	-	-	-	-	4,831	(9)	335,368	9,808	(10)	680,871

The following reflects the vesting of the awards reflected in the above table as of December 31, 2013:

(1)	All awards in this column are restricted stock units subject to time-vesting restrictions.
(2)	Assumes a stock price of $69.42, the closing price of our common stock on December 31, 2013.
(3)	All awards in this column are restricted stock units subject to performance conditions.
(4)	Vests 100% on March 12, 2014.
(5)	Vests 50% on March 10th of each year 2014 and 2015.
(6)	Vests 100% on March 10, 2015, assuming performance conditions are met.
(7)	Vests 25% on March 9, 2014, 25% on March 9, 2015 and 50% on March 9, 2016.
(8)	Vests 25% on February 21, 2014 and vests 25% on February 1st of each year 2015, 2016 and 2017.
(9)	Vests 100% on February 21, 2014.
(10)	Vests in February of the year following the fiscal year in which the Company's adjusted earnings per share meets or exceeds $5.00 (vests 49%) and $6.00 (vests 51%).

Option Exercises and Stock Vested for the Year Ended December 31, 2013

The following table summarizes stock options exercised and shares acquired on vesting of restricted stock units during 2013 for each NEO.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Bryan B. DeBoer	80,000	$3,449,930	15,500	$698,210
Christopher Holzshu	20,400	813,054	4,725	212,832
Sidney B. DeBoer	-	-	15,000	676,050
R. Bradford Gray	2,971	37,613	3,750	168,938
Scott A. Hillier	40,000	1,701,735	7,425	334,499

(1)	Equals the difference between the closing price of the common stock on the date of exercise and the option exercise price.
(2)	Equals the value of the shares acquired based on the closing price of the common stock on the vesting date.

Nonqualified Deferred Compensation For 2013

The table below reflects the contributions, earnings, withdrawals and distributions during the fiscal year ended December 31, 2013, and the account balances as of December 31, 2013 for each NEO under the Non-Qualified Deferred Compensation and Long-Term Incentive Plan.

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY(1)	Aggregate Earnings in Last FY(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(3)
Bryan B. DeBoer	$-	$240,000	$26,419	$-	$557,972
Christopher Holzshu	-	84,000	9,971	-	209,474
Sidney B. DeBoer	-	975,000	157,134	-	3,242,629
R. Bradford Gray	-	98,400	13,009	-	271,414
Scott A. Hillier	-	90,000	10,861	-	227,913

(1)	These amounts are reported in All Other Compensation in the Summary Compensation Table above for the last completed fiscal year.
(2)

A portion of these amounts related to above-market earnings on compensation that is deferred and is reported in Change in Pension Value and Nonqualified Deferred Compensation Earnings in the Summary Compensation Table above. These amounts include $6,667 for Bryan B. DeBoer, $2,517 for Christopher Holzshu, $39,702 for Sidney B. DeBoer, $3,285 for R. Bradford Gray and $2,742 for Scott A. Hillier.

(3)

The amounts related to Executive Contributions, Registrant Contributions and above-market earnings on compensation that is deferred was reported as compensation in the Summary Compensation Table in prior years. These amounts include $280,196 for Bryan B. DeBoer, $111,048 for Christopher Holzshu, $2,007,965 for Sidney B. DeBoer, $153,456 for R. Bradford Gray and $122,152 for Scott A Hillier.

We have a Non-Qualified Deferred Compensation and Long-Term Incentive Plan that permits us to contribute awards for participants that will have a deferred payout. Under this plan, senior executives may defer receipt of portions of their compensation (up to 50% of base salary, and 100% of variable compensation) in any given year, with all amounts deferred earning interest at an annual rate set by the Compensation Committee. See “Compensation Discussion and Analysis – 2013 Executive Compensation by Element – Retirement Plan.”

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Other than as described below, we do not have any employment agreements or any other agreements or understandings with any of the NEOs that provide for supplemental payments after the executive’s employment terminates.

Employment Agreement with R. Bradford Gray. Under an Employment Agreement with R. Bradford Gray dated March 1, 2012 and amended April 30, 2013, if Lithia terminates Mr. Gray’s employment without cause or if Mr. Gray terminates his employment with good reason prior to March 31, 2016, then (A) the Company will pay Mr. Gray his base salary, vehicle allowance and long-term care insurance premiums through March 31, 2016; (B) the Company will pay Mr. Gray pro rata variable compensation through the date of termination; (C) all of Mr. Gray’s unvested stock options will vest (or not vest) as currently described in the applicable awards); (D) all amounts unvested under our Non-Qualified Deferred Compensation and Long-Term Incentive Plan will vest; and (E) Mr. Gray will forfeit all unvested RSU grants, but the Company will pay him the value of such unvested grants in a lump-sum payment approximately 30 days after the date of termination of his employment. Under the agreement, Mr. Gray’s base salary will remain unchanged through August 31, 2014, but between September 1, 2014 and March 31, 2016, the Company will pay Mr. Gray a salary of $60,000 per year. In addition, after January 1, 2015 Mr. Gray will no longer be eligible for variable compensation from the Company.

“Cause” in Mr. Gray’s agreement is any one or more of the following: (A) willful misfeasance, gross negligence, or conduct involving dishonesty in the performance of the executive’s duties, as determined by the Board of Directors of the Company; (B) conviction of a crime in connection with the executive’s duties, or of any felony; (C) conduct significantly harmful to the Company, as reasonably determined by the Board of Directors, including but not limited to intentional violation of law or of any significant policy or procedure of the Company; (D) refusal or failure to act in accordance with a stipulation, requirement, or directive of the Board of Directors (provided such directive is lawful); or (E) failure to faithfully or diligently perform any of the duties of the executive’s employment which are specified in the agreement, articulated by the Board of Directors, or are usual and customary duties of the executive’s employment, if the executive has not corrected the problem or formulated a plan for its correction with the Board (if such failure is not susceptible to immediate correction) within 30 days after notice to the executive. “Good Reason” in Mr. Gray’s agreement means: (A) any one or more of the following occurs without the executive’s consent: (1) a material diminution of the executive’s base compensation (unless consistent with an across the board pay reduction for all senior management and not in excess of 20%); (2) a material change in the geographic location at which the executive must perform services for the Company; (3) a material diminution in the executive’s authority, duties or responsibilities, or (4) any action or inaction by the Company that constitutes a material breach of the agreement; (B) the executive provides notice to the Company of the existence of the condition within 90 days of the initial existence of the condition; (C) the Company has 30 days following receipt of such notice to remedy the condition and fails to do so; and (D) the executive resigns within twelve months of such event occurring.

The following table sets forth the estimated benefits that would have been payable to Mr. Gray if he had been terminated without cause or if he terminated his employment for good reason on December 31, 2013:

Severance Payments	Severance Related Benefits (1)	Value of Stock Awards That Would be Paid in Cash	Value of Long-Term Incentive Benefits that Would Vest	Total
$423,000	$37,126	$1,345,915	$239,718	$2,045,759

(1)	Based on the cost of providing long-term care insurance premiums, auto allowance and cell phone allowance through March 31, 2016.

Under the terms of the employment agreement, if Mr. Gray remains employed by us through March 31, 2016, the remaining unvested portion of his stock options that were unvested as of August 31, 2014 will immediately vest, the remaining unvested amounts under the Non-Qualified Deferred Compensation and Long-term Incentive Plan that were unvested as of August 31, 2014 will immediately vest, and the remaining unvested RSU awards that were unvested as of August 31, 2014 will immediately vest.

After March 31, 2016, Mr. Gray’s compensation may be reduced and the Company may give him a different role and title, although the Company and Mr. Gray may agree to different terms of employment thereafter.

Benefits payable to NEOs upon death, disability or retirement. For all RSUs granted to NEOs in 2012 and 2013 (other than the long-term performance RSUs), if the NEO becomes disabled the RSUs continue to vest as scheduled for so long as the NEO remains disabled. If the NEO dies, or if the NEO retires after age 65 and having been employed by the Company for at least four years, a pro rata portion of the RSUs (other than any unearned long-term performance RSUs) becomes vested. The prorated portion of the RSUs that becomes vested on death or retirement is the total number of RSUs earned by the NEO based on the performance measures but not yet vested under the service requirement multiplied by a fraction, the numerator of which is the number of full months elapsed from the date of grant through the date of the NEO recipient’s death, and the denominator of which is 48. For RSUs granted to NEOs in 2010 and 2011, if the NEO is unable to continue to provide services because of disability or death, the award vests on a pro rata basis based on a percentage of time served using a 12-month service period beginning on the date of the award. Under our Non-Qualified Deferred Compensation and Long-Term Incentive Plan, discretionary benefits contributed to a participant’s account by us fully vest upon the participant’s death or disability. The following table sets forth the estimated benefits that would have been payable to the NEOs under the RSUs and Non-Qualified Deferred Compensation and Long-Term Incentive Plan if each NEOs employment had been terminated on December 31, 2013 because of death or disability:

Name	Value of Long-Term Incentive Benefits that Would Vest	Value of Stock Awards That Would Vest	Total
Bryan B. DeBoer	$502,133	$4,281,270	$4,783,403
Christopher Holzshu	187,500	1,613,737	1,801,237
Sidney B. DeBoer	1,018,627	1,041,300	2,059,927
R. Bradford Gray	239,718	471,223	710,941
Scott A. Hillier	203,742	1,357,855	1,561,597

The following table sets forth the estimated benefits that would have been payable to Mr. Sidney DeBoer under the RSUs if his employment had been terminated on December 31, 2013 because of retirement:

Name	Value of Stock Awards That Would Vest
Sidney B. DeBoer	$1,041,300

Change in Control Agreements. We previously entered into Change in Control Agreements with Sidney B. DeBoer, Bryan B. DeBoer and Chris Holzshu, which we amended and restated effective February 22, 2013 to clarify certain provisions. We also entered into a change in control agreement with Scott Hillier on that date. If, after a change in control, an executive is terminated without cause or resigns for good reason, as defined in the agreements, we will pay the executive specified change in control benefits, including two times their base salary for the year in which termination occurs, which will be paid out over 24 months following the termination date. Additionally, we will pay (i) health insurance benefits for the shorter of 24 months or the full COBRA period or when the executive becomes eligible for employer-sponsored health insurance from a subsequent employer; and (ii) in a lump-sum payment, the unvested portion of any bonus or award at the “target level,” if specified in the award, or the highest possible award level if no target level is specified, including, but not limited to, any equity award.

The Change in Control Agreements also contain non-solicitation, non-competition, and non-disparagement provisions, but (i) those provisions are dependent on the executive electing to receive the change in control benefits identified above and (ii) the non-competition provision is only triggered following the executive’s separation from service related to a change in control pursuant to which the executive is entitled to the change in control benefits. If applicable, the non-solicitation and non-competition provisions are effective for two years following the date of the executive’s separation from service with us. If applicable, the non-disparagement provision is effective for three years from that date. The Change In Control Agreements also contain provisions regarding non-disclosure (for three years from the date of the executive’s separation from service) and assignment of interest in all creative works that are not dependent on the executive receiving any change in control benefits under the agreement.

Under the Change in Control Agreements:

●

A “Change in Control” occurs if: (A) the Company merges or consolidates with another entity and, as a result, less than 50% of the combined voting power of the resulting entity immediately after the merger or consolidation is held by persons who were the holders of the Company’s voting securities immediately before the merger or consolidation; (B) any person, entity, or group of persons or entities, other than through merger or consolidation, acquires 50% or more of the total fair market value or total voting power of the Company’s outstanding stock (excluding acquisitions through transfers of Class B Common Stock to a Permitted Transferee as defined in the Company’s Restated Articles of Incorporation) or acquires substantially all of the Company’s assets; (C) any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 50% or more of the total voting power of the stock of the Company (excluding acquisitions through transfers of Class B Common Stock to a Permitted Transferee as defined in the Company’s Restated Articles of Incorporation); or (D) a majority of the Company’s Board of Directors is removed from office by a vote of the Company’s shareholders over the recommendation of the Board or replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Company’s board of directors before the date of the appointment or election;

●

“Cause” for termination of employment means any one or more of the following: (A) willful misfeasance, gross negligence, or conduct involving dishonesty in the performance of the executive’s duties, as determined by the Board of Directors of the Company; (B) conviction of a crime in connection with the executive’s duties, or of any felony; (C) conduct significantly harmful to the Company, as reasonably determined by the Board of Directors, including but not limited to intentional violation of law or of any significant policy or procedure of the Company; (D) refusal or failure to act in accordance with a stipulation, requirement, or directive of the Board of Directors (provided such directive is lawful); or (E) failure to faithfully or diligently perform any of the duties of the executive’s employment which are specified in the change in control agreement, articulated by the Board of Directors, or are usual and customary duties of the executive’s employment, if the executive has not corrected the problem or formulated a plan for its correction with the Board (if such failure is not susceptible to immediate correction) within 30 days after notice to the executive; and

●

“Good Reason” for an executive’s resignation means (A) any one or more of the following occurs without the executive’s consent: (1) a material diminution of the executive’s base compensation (unless consistent with an across the board pay reduction for all senior management and not in excess of 20%); (2) a material change in the geographic location at which the executive must perform services for the Company; (3) a material diminution in the executive’s authority, duties or responsibilities, or (4) any action or inaction by the Company that constitutes a material breach of the change in control agreement; (B) the executive provides notice to the Company of the existence of the condition within 90 days of the initial existence of the condition; (C) the Company has 30 days following receipt of such notice to remedy the condition and fails to do so; and (D) the executive resigns within twelve months of such event occurring.

Notwithstanding the provision for change in control benefits in the change in control agreements, each change in control agreement contains a provision stating that if any benefit payable by us to the executive, including, without limitation, the change in control benefits specified in the agreement, would constitute an “excess parachute payment” as defined in Section 280G of the Code, those benefits shall be reduced to the largest amount that will result in no portion of the benefits being subject to the excise tax imposed by Section 4999 of the Code. While the executive may select which particular benefits will be reduced to comply with this provision, the determination of the amount of reduction in the benefits required is made by mutual agreement of us and the executive and, if no agreement is possible, by our independent registered public accountants.

Separately from our Change in Control agreements, all of our RSU agreements entered into prior to January 1, 2013 contain provisions that accelerate vesting upon a change in control even if the NEO’s employment is not terminated.

Under our Non-Qualified Deferred Compensation and Long-Term Incentive Plan, discretionary benefits contributed to a participant’s account by us fully vest upon a change in control, as defined under Code Section 409A or Treasury Regulations issued thereunder, even if the NEO’s employment is not terminated. Vested discretionary benefits are paid to a participant in an annual installment method over ten years.

The following table provides quantitative disclosure of estimated payouts to NEOs assuming a change in control and associated triggering events occurred under the Change in Control agreements and provisions that existed on December 31, 2013, and the price per share of our common stock is the closing market price on that date. The amounts listed in the table below are in addition to benefits generally available to our employees upon termination of employment, such as distributions from the 401(k) plan and accrued vacation.

Name	Severance Payments	Severance Related Benefits(1)	Value of Stock Awards That Would Vest(2)	Value of Long-Term Incentive Benefits That Would Vest(3)	Additional Payment under Cash Incentive Plan for 2013(4)	Total(5)
Bryan B. DeBoer	$1,600,000	$26,438	$12,580,362	$502,133	$42,000	$12,374,100
Christopher Holzshu	792,000	24,890	4,682,726	187,500	13,860	4,350,823
Sidney B. DeBoer	1,680,000	20,692	2,082,600	1,018,627	44,100	4,846,019
R. Bradford Gray(6)	423,000	37,126	1,345,915	239,718	-	2,045,759
Scott A. Hillier	792,000	28,669	3,882,938	203,742	13,860	4,270,776

(1)

Based on current cost of providing 18 months (the full COBRA period) of COBRA benefits for the NEOs except for Mr. Gray. Mr. Gray would be entitled to the same benefits disclosed above under his employment agreement.

(2)

The following portion of these amounts would be payable even if the NEO’s employment was not terminated: Bryan B. DeBoer - $6,421,350, Christopher Holzshu - $2,514,739, Sidney B. DeBoer - $2,082,600, R. Bradford Gray - $1,093,365 and Scott A Hillier - $2,358,544.

(3)	The value of the long-term incentive is based on the unvested value of those benefits, calculated as of December 31, 2013 and would be payable even if the NEO’s employment was not terminated.
(4)	Amounts are in addition to amounts reported in the Summary Compensation Table under “Non-equity Incentive Plan.”
(5)

The total amount has been reduced to reflect a cutback for “excess parachute payments” as required by the Change in Control Agreement with each of Bryan B. DeBoer, Christopher Holzshu and Scott A. Hillier. The amounts for Bryan B. DeBoer, Christopher Holzshu and Scott A. Hillier were reduced $2,376,833, $1,350,153 and $650,433, respectively.

(6)

Mr. Gray would also be entitled to the severance payments and severance-related benefits disclosed above under his employment agreement if his employment were terminated without cause or with good reason.

PROPOSAL NO. 3

Ratify the appointment of KPMG LLP as our Independent Registered Public Accounting Firm for the year ending December 31, 2014

The Audit Committee of the Board of Directors has appointed KPMG LLP, independent registered public accountants, as auditor for the year ending December 31, 2014. The selection of our independent registered public accounting firm is being submitted for ratification to the shareholders. If the appointment of the independent registered public accounting firm is not ratiﬁed by shareholder vote, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of KPMG LLP. A representative of KPMG LLP is expected to be present at the Annual Meeting. The representative will be given the opportunity to make a statement on behalf of their firm if such representative so desires, and will be available to respond to appropriate shareholder questions. KPMG LLP was our independent registered public accounting firm for the year ended December 31, 2013.

Fees Paid to KPMG LLP Related to Fiscal 2013 and 2012

	2013	% Approved by Audit Committee	2012	% Approved by Audit Committee
Audit Fees	$895,000	100%	$842,500	100%
Audit-Related Fees	-		-
Tax Fees	-		-
All Other Fees	-		-
	$895,000		$842,500

Pre-Approval Policies

All audit and non-audit services performed by KPMG LLP, and all audit services performed by other independent registered public accounting firms, must be pre-approved by the Audit Committee. KPMG LLP may not perform any prohibited services as defined by the Sarbanes-Oxley Act of 2002 including any bookkeeping or related services, information systems consulting, internal audit outsourcing, legal services and management or human resources functions.

Vote Required

The affirmative vote of a majority of the votes cast at the meeting and entitled to vote on this matter is necessary to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014.

The Board of Directors unanimously recommends that the shareholders vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reports to the Board of Directors and is responsible for assisting the Board in fulfilling its oversight responsibilities relating to: (a) the preparation and integrity of the Company’s financial statements; (b) the engagement of the independent registered public accounting firm and the evaluation of their performance, qualifications and independence; (c) the implementation and evaluation of the Company’s internal accounting and financial controls, procedures and policies; and (d) the compliance with certain legal and regulatory requirements, including programs and policies established by management or the Board of Directors. The current Audit Committee charter is available on our website at www.lithia.com.

In discharging our responsibilities, we have met with the Company’s management and its independent registered public accounting firm, KPMG LLP, to review the Company’s accounting functions and the audit process.

We hereby report that the Audit Committee has:

1.

Reviewed and discussed with management and the Company’s independent registered public accounting firm, KPMG LLP, together and separately, the Company’s audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the 2013 fiscal year;

2.	Discussed with KPMG the matters required to be discussed by Auditing Standard 16 issued by the Public Company Accounting Oversight Board regarding communications with audit committees; and

3.

Received from KPMG the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence and any relationships that may impact their objectivity and independence.

Based on our review and discussions with the Company’s management and independent registered public accountants, we recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the Securities and Exchange Commission.

We also discussed and reviewed the results of the independent registered public accounting firm’s audit of the Company’s financial statements, the quality and adequacy of the Company’s internal control over financial reporting, and issues relating to auditor independence.

We meet regularly with the Company’s Director of Internal Audit to review the nature and extent of the Company’s internal controls, the review procedures performed by internal audit regarding such controls and the frequency and results of such reviews. We note that follow up procedures are in place to monitor any corrective actions that have been recommended.

Submitted by:

Susan O. Cain (Chairman)

Thomas Becker

Kenneth E. Roberts

William Young

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 28, 2014 (unless otherwise noted in the footnotes to the table), certain information with respect to ownership of our common stock of (i) persons known by us to be beneficial owners of more than 5% of any class of our common stock, (ii) each director, (iii) each named executive officer, and (iv) all current executive officers and directors as a group. Except as noted below, the address of each shareholder in the table is Lithia Motors, Inc., 150 N. Bartlett Street, Medford, Oregon 97501. Unless otherwise indicated, all persons named as beneficial owners of the Company’s common stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned.

	Class A Shares Beneficially Owned(1)			Class B Shares Beneficially Owned(1)
Name of Beneficial Owner	Number(2)		Percent	Number		Percent
Blackrock, Inc. 40 East 52nd Street New York, NY 10022(3)	1,929,685		8.2%	-		-

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746(4)	1,247,024		5.3%	-		-

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355(5)	1,334,464		5.7%	-		-

Lithia Holding Company, L.L.C.	-		-	2,562,231	(6)	100%
Sidney B. DeBoer	62,665		*	2,562,231	(6)	100%
Bryan B. DeBoer	37,000		*	-		-
M.L. Dick Heimann	307,558		1.3%	-		-
R. Bradford Gray	12,816		*	-		-
Christopher Holzshu	20,667		*	-		-
Scott Hillier	39,050		*	-		-
Thomas Becker	59,983		*	-		-
William Young	14,608		*	-		-
Susan O. Cain	17,363		*	-		-
Kenneth E. Roberts	146,886	(7)	*	-		-
All current executive officers and directors as a Group (10 persons)	718,596		3.1%	2,562,231	(6)	100%

*Less than one percent

(1)

The Class A common stock is entitled to one vote per share and the Class B common stock is entitled to 10 votes per share and is convertible into Class A common stock on a one-for-one basis at the option of the holder thereof or under certain other circumstances. For purposes of this table, Class A shares beneficially owned do not include Class A shares issuable upon conversion of Class B shares.

(2)	Includes shares subject to options exercisable and RSUs vesting within 60 days of February 28, 2014, shares held in 401(k) accounts and shares held by spouses as follows:

Name	Options exercisable within 60 days	Stock awards vesting within 60 days	Shares held in 401(k) account	Shares held by spouse
Sidney B. DeBoer	-	30,000	-	-
Bryan B. DeBoer	-	37,000	-	-
M.L. Dick Heimann	-	-	94,665	15,964
R. Bradford Gray	-	7,688	-	-
Christopher Holzshu	-	13,050	2,628	-
Scott A. Hillier	-	15,975	-	-
Thomas Becker	-	472	-	-
William J. Young	2,000	439	-	-
Susan O. Cain	3,833	472	-	-
Kenneth E. Roberts	-	457	-	-
All current executive officers and directors as a group(a)	5,833	75,553	97,293	15,964

(a)	Also includes 50,000 Class A shares held by Sidney B. DeBoer as the manager of DeBoer Family LLC.

(3)

Beneficial ownership as of December 31, 2013 as reported by BlackRock, Inc. in a Schedule 13G/A filed by the shareholder. The shareholder reports sole voting power with respect to 1,862,256 shares and sole dispositive power with respect to 1,929,685 shares.

(4)

Beneficial ownership as of December 31, 2013 as reported by Dimensional Fund Advisors LP in a Schedule 13G/A filed by the shareholder. The shareholder reports sole voting power with respect to 1,214,214 shares and sole dispositive power with respect to 1,247,024 shares.

(5)

Beneficial ownership as of December 31, 2012 as reported by The Vanguard Group, Inc. in a Schedule 13G/A filed by the shareholder. The shareholder reports sole voting power with respect to 31,625 shares, sole dispositive power with respect to 1,304,739 shares and shared dispositive power with respect to 29,821 shares.

(6)

Sidney B. DeBoer is the manager of Lithia Holding Company, L.L.C. (“Lithia Holding”)(b) and he has the sole voting and investment power with respect to all of the Class B common stock. Accordingly, all shares held by Lithia Holding are deemed beneficially owned by him. The following table gives tabular information regarding the ownership of Lithia Holding:

	Units Owned
Unit Holder	Number	Percent
DeBoer Family LLC	46,167	48.9%
Heimann Family LLC(a)	34,875	36.9%
R. Bradford Gray	7,000	7.4%
Bryan B. DeBoer	1,664	1.8%
Jeff DeBoer	1,663	1.8%
Mark DeBoer	1,663	1.8%
Sidney B. DeBoer Trust(b)	1,425	1.5%
	94,457	100.0%

(a)	M.L. Dick Heimann is the manager of the Heimann Family LLC, whose members include Mr. Heimann and other family members. Sidney B. DeBoer is the trustee and owner of the Sidney B. DeBoer Trust.
(b)

2,262,231 shares of Class B common stock are pledged by Lithia Holding to secure a loan. In March 2013, we adopted changes to our insider trading policy and our stock ownership guidelines to prohibit future pledging and hedging transactions. Existing pledges, including the pledge by Lithia Holding, and pledges under replacement financial arrangements, were grandfathered. See “Stock Ownership Policy; Hedging and Pledging Restrictions” above.

(7)

Ken Roberts has a line of credit that is secured by the securities held in one of his brokerage accounts, including 63,775 shares of Class A common stock of Lithia; no amounts were drawn on the line of credit as of February 28, 2014.

SHAREHOLDER AND OTHER INTERESTED PARTIES COMMUNICATIONS

Communications with the Company and the Board

The Board of Directors has adopted a Shareholder Communication Policy to promote efficient shareholder and interested party communications with the Board of Directors and management. Our Investor Relations Department is responsible for receiving and routing all shareholder and interested party communications. Corporate governance issues are the responsibility of the Corporate Governance Committee. Our Audit Committee handles concerns or allegations regarding possible violations of accounting or financial reporting matters. Management is the more appropriate group for handling all other matters and we encourage you to contact them accordingly.

All correspondence with the Board of Directors or its members must be in writing, directed to the attention of either the Board of Directors or an individual director and delivered to: Investor Relations Department, Lithia Motors, Inc., 150 N. Bartlett Street, Medford, Oregon 97501. The Investor Relations Department will review communications to the board or individual directors and direct the communication to the appropriate individuals if the matter is better addressed by management, and provide a copy of the communication to the Lead Independent Director and, if appropriate, to the named director. A complete copy of our Shareholder Communication Policy is available on our website at www.lithia.com and interested persons may obtain a written copy from the Investor Relations Department.

Shareholder Proposals for Next Year’s Annual Meeting

Proposals intended to be presented by any shareholder at our 2015 Annual Meeting must be received by us in writing at our principal office no later than November 14, 2014 (120 days prior to the anniversary of the mailing of the prior years’ Notice of Internet Availability) and must satisfy the conditions established by the Securities and Exchange Commission Rule 14a-8 for shareholder proposals to be included in our proxy statement for that meeting.

Our bylaws requires shareholders to give us advance notice of any proposal to be submitted at any meeting of shareholders. The bylaws prescribe the information to be contained in any such notice, and a copy of the relevant provisions of the bylaws will be provided to any shareholder upon written request to our Secretary, Christopher Holzshu. For any shareholder proposal to be considered at the 2015 Annual Meeting, the shareholder’s notice must be received by us no later than January 25, 2015 but no earlier than December 26, 2014. The SEC’s proxy rules allow us to use discretionary authority to vote on a matter coming before an annual meeting of shareholders that is not included on our proxy statement if we did not have notice of the matter before the deadline established in our bylaws. In addition, we may use discretionary authority to vote if we receive timely notice of such matter (as described above) and if, in our proxy statement, we describe the nature of the matter and how we intend to exercise our discretion to vote on such matter.

Shareholder Director Recommendations

The Corporate Governance Committee will consider potential director nominees recommended by any record or beneficial shareholder. Shareholders may recommend individuals to the Corporate Governance Committee for consideration as potential director nominees by submitting a written recommendation to the Chairman of the Corporate Governance Committee in accordance with our Shareholder Communication Policy. To be considered for nomination to the following year’s Board of Directors, the written recommendation must be received at our principal executive office at 150 N. Bartlett Street, Medford, Oregon 97501 not less than 120 days prior to the first anniversary of the mailing of the preceding year’s Notice of Internet Availability. For our 2015 Annual Meeting, the recommendation must be received no later than November 14, 2014.

The written recommendation must include the candidate’s name, appropriate biographical information, including information about the candidate’s qualifications and background materials, a statement that the person submitting the recommendation is a shareholder entitled to vote in the election of directors and a consent to serve as director signed by the recommended individual. If the necessary information is received in a timely manner, the Corporate Governance Committee will evaluate the shareholder-recommended candidate using substantially the same process, and applying substantially the same criteria, as it uses to evaluate all other candidates. For information regarding minimum qualifications for directors and specific qualities and skills that the Corporate Governance Committee believes are necessary for our directors to possess, see “Director Qualifications and Nominations” above. Recommended candidates are submitted to the Board for approval as director nominees. If the Board determines to nominate a shareholder-recommended candidate, the candidate’s name will be included in our proxy and submitted to shareholders for election.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee reviews all potential conflicts of interest and transactions with related persons. Although we do not maintain a written policy or have written procedures for such review, our Code of Business Conduct and Ethics imposes an obligation on each executive officer to disclose any potential conflict of interest involving such person and Lithia. Further, each member of the Board of Directors and each NEO signs a detailed questionnaire used in the preparation of this proxy statement that requires the disclosure of, among other things, any related-person transaction. The Audit Committee and the full Board of Directors review and determine whether to approve or disapprove all such transactions based on (i) whether the proposed transaction is on terms that are no less favorable to us than the terms generally made available by us to an unaffiliated third party under similar circumstances and (ii) the extent of the related party’s interest in the proposed transaction.

We maintain 10 separate “whole-life” insurance policies covering Sidney B. DeBoer, our Chairman and our former Chief Executive Officer, each worth $3,727,600 on maturity. With respect to four of the 10 policies, Mr. Sidney B. DeBoer has the right to designate the beneficiary or beneficiaries of the death benefit of each policy. Lithia owns and pays for each of the four policies, and will receive the greater of the Cash Surrender Value or cumulative premiums paid at the maturity of each policy. This payment of insurance for Mr. DeBoer is included in “Executive Compensation – Summary Compensation Table for 2013.”

On October 25, 2013, we entered into an agreement for the sale of 11.9 acres of unimproved land in Medford, Oregon for an aggregate price of $4.2 million to M.L. Dick Heimann, a director and our Vice Chairman. The land is part of a planned auto mall at which several dealerships, including Lithia-owned stores, will be relocated. Mr. Heimann plans to relocate the Medford BMW, Nissan and Volkswagen stores, which are 80% owned by him and 20% owned by Lithia (and with respect to which Lithia provides services and lease employees and licenses certain intellectual property) to this new location. We used an independent appraisal to determine the sale price for the unimproved land. The transaction resulted in a gain to Lithia of $2.5 million.

In 2013, Mark DeBoer, Vice President of Real Estate, brother of our CEO, Bryan B. DeBoer, and son of Director Sidney B. DeBoer, received a salary of $396,000, incentive compensation of $210,177, and other compensatory arrangements totaling $50,827. The salary and other compensatory arrangements were reviewed and ratified by the Compensation Committee.

Robert Sacks, son-in-law to M. L. Dick Heimann, is the general manager of the Nissan store located in Medford, Oregon. Mr. Sacks is paid an annual base salary of $180,000 and participates in a store profit incentive plan under the standard compensation plan provided to our other general managers. In 2013, he earned $229,442 in total compensation.

CODE OF BUSINESS CONDUCT AND ETHICS

We adopted a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees, including our principal executive, financial and accounting officers. A complete copy of our Code of Business Conduct and Ethics is available on our website at www.lithia.com, or you may request a copy by mail from our Investor Relations Department, Lithia Motors, Inc., 150 N. Bartlett Street, Medford, Oregon 97501. We intend to publicly disclose all amendments to and waivers of the Code of Business Conduct and Ethics on our website.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act requires our executive officers and directors and all persons who beneficially own more than 10% of our common stock to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of beneficial ownership and reports of subsequent changes in their ownership of our common stock and other equity securities.

Based solely on the review of copies of the forms provided to us and the representations by the executive officers, directors and 10% shareholders, we believe, to the best of our knowledge, that all Section 16(a) filing requirements were met during 2013.

ANNUAL REPORT ON FORM 10-K

We will provide, without charge, a copy of our Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Written requests should be mailed to the attention of Investor Relations, Lithia Motors, Inc., 150 N. Bartlett Street, Medford, Oregon 97501. You may also find our Form 10-K on our website at www.lithia.com.

HOUSEHOLDING

We have adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, shareholders of record who have the same address receive only one copy of the Notice Regarding the Availability of Proxy Materials or the Proxy Statement and Annual Report on Form 10-K, as applicable, unless we have received contrary instructions from one or more of the shareholders. This procedure reduces the Company’s printing and mailing costs and the environmental impact of its annual meetings. Shareholders who participate in householding continue to receive separate proxy forms. Householding does not affect dividend check mailings.

Any shareholder who would prefer to have a separate copy of the Notice Regarding the Availability of Proxy Materials, Proxy Statement or Annual Report on Form 10-K delivered to him or her at the shared address for this and future years may elect to do so by calling (877) 331-3084 or by writing to Christopher Holzshu, Secretary of the Company, at 150 N. Bartlett Street, Medford, Oregon 97501. A copy of the materials will be sent promptly to the shareholder following receipt of a written or oral request by a shareholder to receive a copy of the Notice Regarding the Availability of Proxy Materials, the Proxy Statement or Annual Report on Form 10-K.

Dated: March 14, 2014

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 25, 2014

LITHIA MOTORS, INC.

Lithia Motors, Inc.
150 N. Bartlett St.
Medford, OR 97501
Attn: Margie Davis

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2
12
15

Meeting Information

Meeting Type: Annual Meeting
For holders as of: February 28, 2014
Date: April 25, 2014 **Time:** 8:30 AM PDT
Location: Lithia Motors, Inc.
150 N. Bartlett St.
Medford, OR 97501

BARCODE

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

Broadridge Internal Use Only
Job #
Envelope #
Sequence #
of # Sequence

0000198101_1 R1.0.0.51160

— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Form 10-K 2. Notice & Proxy Statement

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com.*

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 13, 2014 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com.* Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Internal Use Only

0000198101_2 R1.0.0.51160

Voting items

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees

01	Sidney B. DeBoer	02	Thomas R. Becker	03	Susan O. Cain	04	Bryan B. DeBoer	05	M. L. Dick Heimann
06	Kenneth E. Roberts	07	William J. Young						

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: At the discretion of the proxy holder, on such other business as may properly come before the meeting and any adjournments or postponements thereof.

0000198101_3 R1.0.0.51160

BARCODE

→ 0000 0000 0000

Broadridge Internal Use Only
xxxxxxxxxx
xxxxxxxxxx
Cusip
Job #
Envelope #
Sequence #
of # Sequence

Reserved for Broadridge Internal Control Information

NAME	
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

0000198101_4 R1.0.0.51160

THIS SPACE RESERVED FOR SIGNATURES IF APPLICABLE

Broadridge Internal Use Only

Job #
Envelope #
Sequence #
of # Sequence

Lithia Motors, Inc.
150 N. Bartlett St.
Medford, OR 97501
Attn: Margie Davis

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2
1
1

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

CONTROL # → 000000000000

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Sidney B. DeBoer
02 Thomas R. Becker
03 Susan O. Cain
04 Bryan B. DeBoer
05 M. L. Dick Heimann
06 Kenneth E. Roberts
07 William J. Young

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: At the discretion of the proxy holder, on such other business as may properly come before the meeting and any adjournments or postponements thereof.

02 0000000000

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000198102_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com .

LITHIA MOTORS, INC.
Revocable Proxy for Annual Meeting of Shareholders to be Held on April 25, 2014

The undersigned hereby appoints John North and M. L. Dick Heimann, and each of them, proxies of the undersigned, each with full power of substitution to represent and to vote on behalf of the undersigned all shares of Class A Common Stock of Lithia Motors, Inc. at the annual meeting to be held at 8:30 a.m. PDT on Friday, April 25, 2014, and any adjournments or postponements thereof, with all powers the undersigned would possess if personally present.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. IF NO SPECIFIC DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" EACH OF THE NOMINEES FOR DIRECTOR AND "FOR" PROPOSALS 2 and 3.

Continued and to be signed on reverse side

0000198102_2 R1.0.0.51160